Preliminary Offering Circular dated July 8, 2026

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

NEWPORT GOLD, INC.

$8,000,016

Offering up to Two Hundred (200) Units

Unit priced at $10,000.02

Each Unit Contains:

1.333,334 Shares of Common Stock;

2.166,667 Warrants for the purchase of Common Stock at $0.06 per share; and

3.166,667 Warrants for the purchase of Common Stock at $0.12 per share.

This is the public offering of securities of Newport Gold, Inc., a Nevada corporation (hereinafter the “Company”). The Company is offering up to Two Hundred (200) Units each of which contain a total of 66,666,800 shares of its Common Stock, par value $0.001 (“Common Stock”), at an offering price of $0.03 per share (the “Offered Shares” or “Units”), including an equivalent amount of Warrants where half are priced at $0.06 per share (33,333,400 shares of Common Stock underlying full exercise) and half are priced at $0.12 per share (33,333,400 shares of Common Stock underlying full exercise) exercise price based on the amount of Common Stock purchased (the “Unit”).

This Offering hereby qualifies all the securities that are contained in the Unit being offered which includes the common stock at $0.03 per share, the $0.06 Warrant instrument, the $0.12 Warrant instrument, and the Common Stock to be issued in the future under the exercise of either or both of the Warrants contained in the Units.

This Offering will terminate twelve (12) months from the day the Offering is qualified, subject to extension for up to thirty (30) days as defined below or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”). The minimum purchase requirement per investor is one (1) Unit ($10,000.02); however, the Company can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Units (and the Securities contained therein) offered by the Company involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors“ section on page 5 of this Offering Circular.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer the Units (and the underlying securities described herein) on a “best efforts” basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions for the Units are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

Sale of these Units will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Units. Our Officers will not receive any commission or any other remuneration for these sales. In offering the Units containing the Securities of the Company on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

The Company is using the Offering Circular format in its disclosure in this Offering Circular.

Our Common Stock is traded in the OTC Markets Group, Inc. OTCID Tier under the stock symbol “NWPG.”

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

If no Warrants are Exercised total proceeds to the Company excluding costs would be $2,000,004; If all $0.06 Warrants are Exercised ($4,000,008); and if all $0.12 Warrants are Exercised ($8,000,016):

	Per Share	Total Maximum
Public Unit Offering Price - See Note (1)(2) below	$0.03	$2,000,004.00
Exercise of Warrant ($0.06) - See Note (4) below	$0.06	$2,000,004.00
Exercise of Warrant ($0.12) - See Note (5) below	$0.12	$4,000,008.00
Underwriting Discounts and Commissions - See Note (3) below	$0.00	$0.00
Proceeds to Company - See Note (6) below		$8,000,016.00

(1)We are offering shares on a continuous basis. See “Distribution” - Continuous Offering

(2)This is a “best efforts” offering. The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best-efforts basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. See “How to Subscribe.”

(3)We are currently offering these securities without an underwriter.

(4)For the exercise and issuance of 33,333,400 shares of Common Stock underlying the $0.06 warrants contained in the Units.

(5)For the exercise and issuance of 33,333,400 shares of Common Stock underlying the $0.12 warrants contained in the Units.

(6)Excludes estimated total offering expenses, including underwriting discount and commissions, which will be approximately $50,000 assuming the maximum offering amount is sold.

Our Board of Directors used its business judgment in setting a value of $0.03 per Unit to the Company as consideration for the securities to be issued under the Offering. The sales price per Unit bears no relationship to our book value or any other measure of our current value or worth.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “Newport Gold, Inc.”, “NWPG”, “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Newport Gold, Inc.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•The speculative nature of the business;

•Our reliance on customers;

•Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern;”

•Our ability to effectively execute our business plan;

•Our ability to manage our expansion, growth and operating expenses;

•Our ability to finance our businesses;

•Our ability to promote our businesses;

•Our ability to compete and succeed in highly competitive and evolving businesses;

•Our ability to respond and adapt to changes in technology and customer behavior; and

•Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us and our perception and interpretation thereof, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We urge you to read this Offering Circular in its entirety and not place undue reliance on forward-looking statements. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements revising and/or updating our forward-looking statements if events occur or circumstances change.

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SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

Newport Gold, Inc., is a Nevada corporation, originally incorporated under the laws of the State of Nevada on July 16, 2003, the Company began as a pre exploration stage mining company with past claims located in the Burnt Basin area situated approximately 25 kilometers northeast of Grand Forks, British Columbia, Canada which is located on the eastern flank of the Christina Range in the Monashee Mountains.

The Company initially registered with the SEC on Form SB-1 filing on or about May 17, 2004. Thereafter, the Company terminated its registration on or about November 14, 2008, through the filing of a Form 15-12(g). Then on or about March 1, 2011 the Company filed a Form 10-12(g) for the registration of its common shares, continuing as a 1934 Act filer until on or about July 16, 2014 when the Company again filed a Form 15-12(g).

From this point forward the Company continued to explore pre-production mining opportunities in British Columbia and made periodic filings with the OTC Markets Group, Inc. (the “OTC Markets”) under their Alternative Reporting Standard which have generally mirrored the Rule 15c-211 quotation requirements for over-the-counter securities by for SEC registered broker-dealers. The OTC Markets through various iterations has operated an OTC Pink Market now branded as the OTCID Market for unaudited Companies which nonetheless have an effective 15c-211 in place and publish their financial statements, the same as audited 1934 Act filers would, albeit unaudited, but required within forty-five (45) days of the end of the prior fiscal period.

After the death of Derek Bartlett in or about December 2024, the Company’s founder and prior control person, the Company sought to pivot into a new line of business, ultimately selecting to transfer the shares held by the Estate of Derek to the control person(s) behind the “NFI Empire” group of companies: ROI Dealership Consulting, LLC, NFI Auctions, LLC and NFI Holdings, LLC each Pennsylvania limited liability companies owned by Justin Fried, Chris Nichols and Brad Belcher.

On or about March 25, 2026 the Company entered into a share exchange agreement (the “Share Exchange Agreement”) with the NFI Empire group of companies whereby Mr. Fried, Mr. Nichols and Mr. Belcher became the majority controlling shareholders of the Company, with the Estate of Derek Bartlett retaining 20 million restricted common shares. Concurrent with the Share Exchange Agreement, Mr. Fried, Mr. Nichols and Mr. Bartlett purchased one million shares of a newly designated Series A Preferred Class of Shares which cumulatively retain voting rights equivalent to sixty-seven percent (67%) of the then outstanding common shares in the Company.

The foregoing descriptions of the Share Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreements, which is filed as Exhibit 6.1 to this Regulation A Offering, respectively, and is incorporated herein by reference.

Currently, the focus of the Company is concentrated on the automotive and (automotive related) digital technology sectors. The Company has three wholly owned subsidiaries, as a result of the Share Exchange Agreement with NFI Empire, each of which is focused on a different aspect of the collector focused automobile restoration and resale market. The Company is now recalibrating its focus as a diversified holding company focused on high-growth opportunities in automotive, data, and digital technology.

The Company is based in North East, Pennsylvania. The NFI Empire Campus now comprises three (3) adjacent, purpose-built automotive facilities:

•The Clubhouse - 5,000 sq. ft. on 2 acres - serves as the company’s original North East anchor, where NFI Empire established its foundation in sales and high-performance custom builds after relocating from its founding location in downtown Erie, PA. Company owned facility.

•The Custom Build & Services Facility - 25,000 sq. ft. on 15 acres - functions as the Company’s operational nerve center, housing its full-service custom builds and vehicle restoration teams. Lease with option to purchase.

•The Sales & Technical Development Facility - 31,000 sq. ft. on 4 acres - the newest addition, secured via an option-to-purchase agreement executed April 27, 2026. This facility will house the Company’s growing marketing, digital, and technical development teams as the company accelerates its online and digital product initiatives. Lease with Option to Purchase.

The Company’s primary mailing address is 10093 West Main Road, North East, Pennsylvania 16428. Our main telephone number is (705) 209-4178 Our websites include: www.nfiempire.com and www.newportgoldinvest.com  and our email address Investor@NewportGoldInvest.com

We do not incorporate the information on or accessible through our websites into this Offering Circular, and you should not consider any information on, or that can be accessed through, our websites a part of this Offering Circular.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as  bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Securities Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors.

Trading Market

Our Common Stock trades in the OTCID Market operated by OTC Markets Group, Inc. under the symbol NWPG.

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THE OFFERING

Issuer:	Newport Gold, Inc., a Nevada corporation.

Securities offered:

The Company is offering up to two hundred (200) Units which contain a total of 66,666,800 shares of its Common Stock, par value $0.001 (“Common Stock”), at an offering price of $0.03 per share (the “Offered Shares”), including an equivalent amount of Warrants where half coverage are priced at $0.06 per share (33,3333,400 shares of Common Stock underlying full exercise) and half coverage are priced at $0.12 per share (33,333,400 shares of Common Stock underlying full exercise) exercise price based on the amount of Common Stock purchased (the “Unit”). (See “Distribution.”)

Number of shares of Common Stock outstanding before the offering	263,938,553 shares of Common Stock issued and outstanding as of June 16, 2026

Number of shares of Common Stock to be outstanding after the offering

330,605,353 shares of Common Stock issued and outstanding if the maximum amount of Units are sold (e.g., 66,666,800 shares of Common Stock). There will be a total of 397,272,153 shares of Common Stock issued and outstanding upon the full exercise of both the $0.06 and $0.12 Warrants included in the Units (e.g., an additional 66,666,800 shares of Common Stock).

Price per share:	$0.03

Maximum offering amount:

Two Hundred Units at $10,000.02 per Units, or $2,000,004. If the $0.06 and $0.12 Warrants contained in the Units offered herein are exercised during the qualified term of this Offering, then maximum offering increases to $8,000,016. (See “Distribution.”)

Trading Market:	Our Common Stock is trading on the OTCID Market under the symbol “NWPG.”

Use of proceeds:

If we sell all of the Units being offered, our initial net proceeds (after our estimated offering expenses) will be $2,000,004.00. We will use these net proceeds for working capital and other general corporate purposes.

Risk factors:	Investing in our Common Stock involves a high degree of risk, including: Immediate and substantial dilution. Limited market for our stock. See “Risk Factors.”

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RISK FACTORS

The following is only a brief summary of the risks involved in investing in our Company. Investment in our Securities involves risks. You should carefully consider the following risk factors in addition to other information contained in this Disclosure Document. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this Document, including statements in the following risk factors, constitute “Forward-Looking Statements.”

Our business and future operations may be adversely affected by epidemics and pandemics, such as the recent COVID-19 outbreak.

We may face risks related to health epidemics and pandemics or other outbreaks of communicable diseases, which could result in a widespread health crisis that could adversely affect general commercial activity and the economies and financial markets of the country as a whole. For example, the recent outbreak of COVID-19, has been declared by the World Health Organization to be a “pandemic,” has spread across the globe, including the United States of America. A health epidemic or pandemic or other outbreak of communicable diseases, such as the current COVID-19 pandemic, poses the risk that we, or potential business partners may be disrupted or prevented from conducting business activities for certain periods of time, the durations of which are uncertain, and may otherwise experience significant impairments of business activities, including due to, among other things, operational shutdowns or suspensions that may be requested or mandated by national or local governmental authorities or self-imposed by us, our customers or other business partners. While it is not possible at this time to estimate the impact that COVID-19 could have on our business, our customers, our potential customers, suppliers or other current or potential business partners, the continued spread of COVID-19, the measures taken by the local and federal government, actions taken to protect employees, and the impact of the pandemic on various business activities could adversely affect our results of operations and financial condition.

Our business and future operations may also be adversely affected by macroeconomic and global political factors.

Geopolitical supply disruptions including conflict zones, blockades, and sanctions creating acute shocks to fuel availability and parts supply chains may disrupt our business or access to key automotive parts supplies chains. Currency & financial risk, for instance, FX volatility on USD-denominated contracts, sudden duty reclassifications, and capital controls in emerging markets will affect the ability of individuals to participate in US based automotive auctions.

Our business and future operations may be adversely affected by trade agreements and tariffs.

Trade policy & tariff regimes including unilateral actions (Section 232/301-style tariffs), FTA renegotiations, and export controls on strategic components used in automotives or automobiles themselves may limit our ability to acquire or sell vehicles to or from parties located outside of the United States. Likewise, Energy policy & fuel markets such as OPEC+ decisions, carbon pricing mechanisms, and subsidy removal affecting operating fuel costs across jurisdictions may have substantial effects on internal combustion engine vehicle markets.

The price of our common stock may continue to be volatile.

The trading price of our common stock has been and is likely to remain highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control or unrelated to our operating performance. In addition to the factors discussed in this “Risk Factors” section and elsewhere, these factors include: the operating performance of similar companies; the overall performance of the equity markets; the announcements by us or our competitors of acquisitions, business plans, or commercial relationships; threatened or actual litigation; changes in laws or regulations relating to our businesses; any major change in our board of directors or management; publication of research reports or news stories about us, our competitors, or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts; large volumes of sales of our shares of common stock by existing stockholders; and general political and economic conditions.

In addition, the stock market in general, and the market for developmental related companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies’ securities. This litigation, if instituted against us, could result in very substantial costs; divert our management’s attention and resources; and harm our business, operating results, and financial condition.

There are doubts about our ability to continue as a going concern.

The Company is an early stage enterprise and has commenced principal operations. The Company, prior to the acquisition of NFI Empire, had $0 in revenues with total liabilities of $1,240,065.00 for the year ended December 31, 2025. These factors raise substantial doubt about the Company’s ability to continue as a going concern without further investment, expansion, etc.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources, such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations, or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of the growth of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary, to raise additional funds, and may require that the Company relinquish valuable rights. Please see Financial Statements - Note 3. Going Concern for further information.

Risks Relating to Our Financial Condition

Our financials are not independently audited, which could result in errors and/or omissions in our financial statements if proper standards are not applied.

Although the Company is confident with its accounting, we are not required to have our financials audited by a certified Public Company Accounting Oversight Board (“PCAOB”). As such, our accountants do not have a third party reviewing the accounting. Our accountants may also not be up to date with all publications and releases put out by the PCAOB regarding accounting standards and treatments. This could mean that our unaudited financials may not properly reflect up to date standards and treatments resulting misstated financials statements.

Our management has some experience operating a public company and we are subject to the risks commonly encountered by early-stage companies.

Management of Newport Gold, Inc. has experience in operating small companies. Many investors may treat us as an early-stage company. Because we have a limited operating history, our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

•risks that we may not have sufficient capital to achieve our growth strategy;

•risks that we may not develop our products and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;

•risks that our growth strategy may not be successful; and

•risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business could be significantly harmed.

We have limited operational history in an emerging industry, making it difficult to accurately predict and forecast business operations.

As we have recently refocused our business focus to the collector automotive restoration and resale marketplace and have begun to integrate revenues through our operations in the that industry with the public company, and it is extremely difficult to make accurate predictions and forecasts on our future finances. This is compounded by the fact that we operate in hybrid market sectors which involve motor vehicles, collectable vehicles, services related to those vehicles, and a proprietary technology platform for an internet based resale marketplace which includes software and technology which are rapidly transforming. There is no guarantee that our products or services will remain attractive to potential and current users as these industries undergo rapid change, or that potential customers will utilize our services.

As a growing company, we have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet produced a net profit and may not in the near future, if at all. While we expect our revenue to grow, we have not achieved profitability and cannot be certain that we will be able to sustain our current growth rate or realize sufficient revenue to achieve profitability. Further, many of our competitors have a significantly larger user base and revenue stream but have yet to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to update our website, add to our vehicle inventory, and improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we will need to engage in continued equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. Any debt financing, we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

We are highly dependent on the services of our key executives, the loss of whom could materially harm our business and our strategic direction. If we lose key management or significant personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our management team. If we lose key management or employees, our business may suffer. Furthermore, our future success will also depend in part on the continued service of our management personnel and our ability to identify, hire, and retain additional key personnel. We do not carry “key-man” life insurance on the lives of any of our executives, employees or advisors. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Because of this competition, our compensation costs may increase significantly.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

We operate in a highly competitive environment. Our competition includes all other companies that are in the business of selling software as a service, biometric technologies, security and access control applications or other related items. A highly competitive environment could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

We may not be able to compete successfully with other established companies offering the same or similar services or products and, as a result, we may not achieve our projected revenue and user targets.

If we are unable to compete successfully with other businesses in our existing markets, we may not achieve our projected revenue and/or customer targets. We compete with both start-up and established companies. Compared to our business, some of our competitors may have greater financial and other resources, have been in business longer, have greater name recognition and be better established in our markets.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

In the future we may be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $75,000 annually to maintain the proper management and financial controls for our filings required as a public company. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Risks Relating to our Common Stock and Offering

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC ID Market, meaning that the number of persons interested in purchasing our shares at, or near ask prices at any given time, may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable; for instance if and when a PCAOB audit were to be obtained or if NWPG shares were listed on a true stock exchange and not in the over-the-counter marketplace. Until such time, and as a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer, which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history, and relatively small revenues, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. Because of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and small revenue or lack of profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The possible occurrence of these patterns or practices could increase the volatility of our share price.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

•our ability to integrate operations, technology, products and services;

•our ability to execute our business plan;

•our ability to communicate our business plans with the public market;

•operating results below expectations;

•our issuance of additional securities, including debt or equity or a combination thereof;

•announcements of technological innovations or new products by us or our competitors;

•loss of any strategic relationship;

•industry developments, including, without limitation, changes in competition or practices;

•economic and other external factors;

•period-to-period fluctuations in our financial results;

•whether an active trading market in our common stock develops and is maintained; and

•limited trading activity on esoteric or thinly traded alternative markets such as the OTCID.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

We do not expect to pay dividends in the foreseeable future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 400,000,000 shares of common stock. We have issued and outstanding, as of June 16, 2026, 263,938,553 shares of common stock. In addition, we are entitled under our Articles of Incorporation to issue “blank check” preferred stock. Our board may generally issue shares of common stock, preferred stock, options, or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of common stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of a “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933, holders of restricted shares may avail themselves of certain exemptions from registration if the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registering the restricted stock. Although the Company currently plans to file either a Form 10 or S-1 with the Commission upon the conclusion of the Regulation A offering, there can be no guarantee that the Company will be able to fulfill one of these registration statements, which could have an adverse effect on our shareholders.

We are classified as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are currently a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Because directors and officers currently and for the foreseeable future will continue to control Newport Gold, Inc., it is not likely that you will be able to elect directors or have any say in the policies of Newport Gold, Inc.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors, officers and affiliates of Newport Gold, Inc., beneficially own a majority of our outstanding common stock voting rights. Due to such significant ownership position held by our insiders, new investors may not be able to affect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our directors, officers or affiliates, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Risks Relating to Our Company and Industry

The following risks relate to our businesses and the effects upon us assuming we obtain financing in a sufficient amount.

Our business plan is speculative.

Our planned businesses are speculative and subject to numerous risks and uncertainties. The burden of government regulation on technology, personal information, and security related industry participants, including manufacturers, distributors, retailers, suppliers and consumers, is uncertain and difficult to quantify.

We have limited existing brand identity and customer loyalty; if we fail to market our brand to promote our service offerings, our business could suffer.

We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting customers once we have a commercially viable product offered by our subsidiaries. In order to attract customers to our biometric products and subsidiary products, we may be forced to spend substantial funds to create and maintain brand recognition among consumers. We believe that the cost of our sales campaigns could increase substantially in the future. If our branding efforts are not successful, our ability to earn revenues and sustain our operations will be harmed.

In the event we are not successful in reaching our revenue targets, additional funds may be required.

We may not be able to proceed with our business plan for the development and marketing of our biometric related services. Should this occur, we may be forced to suspend or cease operations. Management intends to raise additional funds by way of a public or private offering. While we believe in the viability of our strategy to increase revenues and in our ability to raise additional funds, there can be no assurances to that effect. Our ability to continue as a going concern is dependent upon our ability to further implement our business plan, raise additional money, and generate sufficient revenues.

While we are attempting to generate sufficient revenues, our cash position may not be enough to support our daily operations.

Management intends to raise additional funds by way of a public offering or additional private offerings, by the exercise of outstanding warrants, or by alternative methods. While we believe in the viability of our strategy to increase revenues and in our ability to raise additional funds, there can be no assurances to that effect. Our ability to continue as a going concern is dependent upon our ability to further implement our business plan, raise additional money, and generate sufficient revenues.

Our consignment inventories our auction platform/technology and our ability to develop competitive bidding process(es).

Selling an automobile online through an auction, has received only limited market acceptance with the vast majority of vehicle sales occurring through traditional dealer consignments. However, acceptance has been widespread and growing in the category of rare and collectible vehicles which we are targeting. Nonetheless our inability to hold sufficient cash resources or to raise additional funds may impact our ability to service vehicles and sell vehicles online. While our technology represents a solution presenting an integrated vehicle consignment, restoration, resale or experience, but and we have not yet generated significant sales and there are concerns about our ability to generate sufficient website traffic to conduct competitive vehicle auctions. Acceptance of online vehicle auctions as an alternative to such traditional methods depends upon a number of factors including:

•National or international events which may affect the need for or interest in automotive industry;

•National or international events which may affect fuel prices and availability of automotive parts;

•The success of marketing efforts and publicity of our online auction platform and services;

•The ability to have a sufficient number of vehicles for sale at one time;

•The costs involved in storing, repairing, selling and delivering a larger number of vehicles; and

•proposed or enacted legislation regarding online vehicle auctions or resales.

For these reasons, we are uncertain whether our auction technology will gain widespread acceptance in any commercial markets or that demand will be sufficient to create a market large enough to produce significant revenue or earnings. Our future success depends, in part, upon business customers adopting biometrics generally, and our solution specifically.

The market for online automotive sales, custom restorations, and related services is still growing.

The market for online automotive sales, custom restorations and related services is still growing. The evolution of this market may result in the development of different technologies and industry standards that are not compatible with our current solutions, products or technologies. Several different organizations already dominate the online and in person automotive auction platforms. Although we believe that our biometric technologies comply with existing standards, these standards may change and any standards adopted could prove disadvantageous to or incompatible with our business model and current or future solutions, products and services.

We have to keep up with rapid technological change to continue offering our business clients competitive services or we may lose clients and be unable to compete.

Our future success will depend on our ability to continue delivering our business clients competitive results-based automotive auctions and classic restorations. In order to do so, we will need to adapt to rapidly changing technologies and business models, to adapt our services to evolving industry standards and to improve the performance of our services. Our failure to adapt to such changes would likely lead to a loss of clients or a substantial reduction in the fees we would be able to charge versus competitors who have more rapidly adopted improved technology. Any loss of clients or reduction of fees would adversely impact our revenue. In addition, the widespread adoption of new Internet technologies or other technological changes could require substantial expenditures by us to modify or adapt our services or infrastructure. If we are unable to pass all or part of these costs on to our clients, our margins and, therefore, profitability will be reduced.

We may not be able to compete with other automotive restoration services or vehicle auction platforms, almost all of whom have greater resources and experience than we do.

Mostly all of our competitors have significantly greater financial, marketing and other resources, broader product lines outside of biometrics and larger customer bases than we have and are less financially leveraged than we are. As a result, these competitors may be able to: adapt to changes in customer requirements more quickly; introduce new and more innovative biometric technological products more quickly; better adapt to downturns in the economy or other decreases in sales; better withstand pressure to accept customer concerns; take advantage of acquisition and other opportunities more readily; devote greater resources to the marketing and sale of their services; and adopt more aggressive pricing policies.

Our ability to adapt to industry changes in technology, or market circumstances, may drastically change the business environment in which we operate.

If we are unable to recognize these changes in good time, are late in adjusting our business model, or if circumstances arise such as pricing actions by competitors, then this could have a material adverse effect on our growth ambitions, financial condition and operating results

The global increase in security threats and higher levels of professionalism in computer crime have increased the importance of effective IT security measures, including proper identity management processes to protect against unauthorized systems access.

Our systems, networks, products, solutions and services remain potentially vulnerable to attacks, which could potentially lead to the leakage of confidential information, improper use of our systems and networks, which could in turn materially adversely affect our financial condition and operating results.

We rely on the attraction and retention of talented employees.

Attracting and retaining talented employees in sales and marketing, research and development, finance and general management, as well as of specialized technical personnel, is critical to our success and could also result in business interruptions. There can be no assurance that we will be successful in attracting and retaining all the highly qualified employees and key personnel needed in the future.

We may from time to time be subject to warranty and product liability claims with regard to product performance and effects.

We could incur product liability losses as a result of repair and replacement costs in response to customer complaints or in connection with the resolution of contemplated legal proceedings relating to such claims. Successful claims for damages may be made that are in excess of our insurance coverage. Our insurance could become more expensive and there is no assurance that insurance will still be available on acceptable terms. In addition to potential losses arising from claims and related legal proceedings, product liability claims could affect our reputation and relationships with key customers. As a result, product liability claims could materially impact our financial condition and operating results.

In order to develop additional revenues and further our current products, we have plans to invest in product(s) that are synergistic with our current products.

Investing in these biometric products’ adaptive technologies or business models may or may not be successful. They may not be timely nor cost-effective, and there is no assurance the desired results will be achieved. We may need to increase our inventory levels, increase our accounts receivables, and be exposed to bad debt and obsolete inventory, and this would negatively impact our operations and balance sheet.

We may not be able to successfully compete against companies with substantially greater resources.

The industries in which we operate in general are subject to intense and increasing competition. Some of our competitors may have greater capital resources, facilities, and diversity of product lines, which may enable them to compete more effectively in this market. Our competitors may devote their resources to developing and marketing products that will directly compete with our product lines. Due to this competition, there is no assurance that we will not encounter difficulties in obtaining revenues and market share or in the positioning of our products. There are no assurances that competition in our respective industries will not lead to reduced prices for our products. If we are unable to successfully compete with existing companies and new entrants to the market this will have a negative impact on our business and financial condition.

We cannot assure that we will earn a profit or that our products will be accepted by consumers.

Our business is speculative and dependent upon acceptance of our products by consumers. Our operating performance will be heavily dependent on whether or not we are able to earn a profit on the sale of our products. We cannot assure that we will be successful or earn enough revenue to make a profit, or that investors will not lose their entire investment.

We face an inherent risk of exposure to product liability claims in the event that the products we manufacture or sell allegedly cause personal injury.

We face an inherent risk of exposure to product liability claims in the event that the products we sell allegedly cause damages. Although we have not experienced any significant losses due to product liability claims or other damages, we may experience such losses in the future. While our suppliers maintain insurance against product liability claims but cannot be certain that such coverage will be adequate to cover any liabilities that we may incur, or that such insurance will continue to be available on acceptable terms. A successful claim brought against us in excess of available insurance coverage, or any claim that results in significant adverse publicity, could have a material adverse effect upon our business.

Capacity limits on some of our planned biometric technology, processing systems and network hardware and software may be difficult to project and we may not be able to expand and upgrade our systems in a timely manner to meet significant unexpected increased demand.

As the number of possible customers we potentially serve increases and if our customer base grows, the traffic on our planned data processing systems and network hardware and software will rise. In our capacity planning processes, we may be unable to accurately project the rate of increase in the use of our data processing systems and network hardware and software. In addition, we may not be able to expand and upgrade our systems and network hardware and software capabilities to accommodate significant unexpected increased or peak use. If we are unable to appropriately upgrade our systems and network hardware and software in a timely manner, our operations and processes may be temporarily disrupted.

We may be unable to keep pace with changes in the industries that we serve and advancements in technology as our business and market strategy evolves.

As changes in the industries we serve occur or macroeconomic conditions fluctuate we may need to adjust our business strategies or find it necessary to restructure our operations or businesses, which could lead to changes in our cost structure, the need to write down the value of assets, or impact our profitability. We will also make investments in existing or new businesses, including investments in technology and expansion of our business plans. These investments may have short-term returns that are negative or less than expected and the ultimate business prospects of the business may be uncertain.

As our business and market strategy evolves, we also will need to respond to technological advances and emerging industry standards in a cost-effective and timely manner in order to remain competitive, better and more interactive products and web accessibility standards. The need to respond to technological changes may require us to make substantial, unanticipated expenditures. There can be no assurance that we will be able to respond successfully to technological change.

Risks Relating to the Internet

We are dependent on our telephone, Internet and management information systems for the sales and distribution of our products.

Our success depends, in part, on our ability to provide prompt, accurate and complete service to our customers on a competitive basis and our ability to purchase and promote products, manage inventory, ship products, manage sales and marketing activities and maintain efficient operations through our telephone and management information system. A significant disruption in our telephone, Internet or management information systems could harm our relations with our customers and the ability to manage our operations. We can offer no assurance that our back-up systems will be sufficient to prevent an interruption in our operations in the event of disruption in our management information systems, and an extended disruption in the management information systems could adversely affect our business, financial condition and results of operations.

Online security breaches could harm our business.

The secure transmission of confidential information over the Internet is essential to maintain consumer confidence in our products. Substantial or ongoing security breaches of our system or other Internet-based systems could significantly harm our business. Any penetration of our network security or other misappropriation of our users’ personal information could subject us to liability. We may be liable for claims based on unauthorized access to biometric information, fraud, or misuse of personal information, such as for unauthorized marketing purposes. These claims could result in litigation and financial liability. We will rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including all personal data we collect. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology we use to protect customer transaction data. We may incur substantial expense to protect against and remedy security breaches and their consequences. A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. We cannot guarantee that our security measures will prevent security breaches. Any breach resulting in misappropriation of confidential information would have a material adverse effect on our business, financial condition and results of operations.

Forward-looking Statements Disclaimer

This Disclosure Statement contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

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USE OF PROCEEDS

If we sell all of the Units being offered, our net proceeds (after our estimated offering expenses of $50,000) will be $1,950,004. We will use these net proceeds for the following:

Units Offered (% Sold)	Two Hundred (200) Units Sold (100%)	One Hundred and Fifty (150) Units Sold (75%)	One Hundred (100) Units Sold (50%)	Fifty (50) Units Sold (25%)
Gross Offering Proceeds	$2,000,004	$1,500,003	$1,000,002	$500,001
Approximate Offering Expenses (1)
Misc. Expenses	15,000	15,000	15,000	15,000
Legal and Accounting	35,000	35,000	35,000	35,000
Total Offering Expenses	50,000	50,000	50,000	50,000
Total Net Offering Proceeds	1,950,004	1,450,003	950,002	450,001
Principal Uses of Net Proceeds (2)
Operational Support Personnel	$725,000	$543,750	$362,500	$181,250
Software Development/IT Solutions	$270,000	$202,500	$135,000	$67,500
Marketing/Merchandising/Trade Events	$340,000	$255,000	$170,000	$85,000
Infrastructure upgrades	$320,000	$240,000	$120,000	$60,000
Public Company Expenses including qualified PCAOB Audit	$280,000	$210,000	$140,000	$70,000
General Working Capital	$15,004	$11,253	$7,502	$3,751
Total Principal Uses of Net Proceeds	$1,950,004	$1,462,503	$975,002	$487,501

Including $0.06 Warrants Exercised (3)	$4,000,008	$2,000,004	$1,000,002	$500,001
Including $0.12 Warrants Exercised (3)	$8,000,016	$4,000,008	$2,000,004	$1,000,002

(1)Offering expenses have been rounded to $50,000.

(2)Any line item amounts not expended completely shall be held in reserve as working capital and subject to reallocation to other line item expenditures as required for ongoing operations.

(3)These rows show the total offering proceeds assuming a fraction (i.e. 75%, 50%, or 25%) of the Units are sold, and the accompanying underlying Warrants are exercised. Regardless of the percentage of warrants which are exercised, the costs associated with this Offering will remain the same for the Company.

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if we sell only a fraction  (i.e. 75%, 50%, or 25%) of the Units offered for sale in this offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the Units, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event we do not sell all of the Units being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

DILUTION

If you purchase Units in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the net tangible book value per share of our Common Stock after this offering.

Our historical net tangible book value as of March 31, 2026, was ($1,233,881) or ($0.00467) per then-outstanding share of our Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after deducting estimated offering expenses of $50,000):

Percentage of Units offered that are sold	100%	75%	50%	25%
Price to the public charged for each share in this offering	$0.03	$0.03	$0.03	$0.03
Historical net tangible book value per share as of March 31, 2026 (1)	(0.00467)	(0.00467)	(0.00467)	(0.00467)
Increase in net tangible book value per share attributable to new investors in this offering (2)	.00683	.00536	0.00371	.00188
Net tangible book value per share, after this offering	.00216	.00069	(.00096)	(.00279)
Dilution per share to new investors	.02784	.02931	.03009	.03279

(1)Based on net tangible book value of ($1,233,880) and 263,938,553 outstanding shares of Common stock, as of March 31, 2026.

(2)After deducting estimated offering expenses of $50,000.

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DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Pricing of the Offering

Prior to the Offering, there has been a limited public market for the Offered Shares. The public offering price was determined by the Company. The principal factors considered in determining the public offering price include:

•the information set forth in this Offering Circular and otherwise available;

•our history and prospects and the history of and prospects for the industry in which we compete;

•our past and present financial performance;

•our prospects for future earnings and the present state of our development;

•the general condition of the securities markets at the time of this Offering;

•the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•other factors deemed relevant by us.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate at the Company’s discretion or, on the Termination Date.

Procedures for Subscribing

When you decide to subscribe Securities in this Offering, you should:

Contact us via phone or email.

1.Electronically receive, review, execute and deliver to us a subscription agreement; and

2.Deliver funds directly by check, wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best-efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds at Management’s discretion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Management’s Discussion and Analysis

Prior to the acquisition of NFI Empire, the Company has had limited revenues from operations in each of the last two fiscal years, and in the current fiscal year.  NFI Empire generates approximately $826,000 in revenue per month, focusing on used car and custom car rebuilds.  Through March 2026 NFI Empire has generated $2,850,000 in revenue and maintaining a gross margin of $847,000.

Plan of Operation for the Next Twelve Months

The Company believes that the proceeds of this Offering will satisfy its cash requirements for the next twelve months. To complete the Company’s entire deployment of its current and proposed products and its business plan, it may have to raise additional funds in the next twelve months. Contemporaneously we will work to recruit experts in the field as well as scout experienced firms to assist in the marketing and distribution of our biometric products and technology platforms.

The Company expects to increase the number of employees at the corporate level.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include assumptions about collection of accounts and notes receivable, the valuation and recognition of stock-based compensation expense, the valuation and recognition of derivative liability, valuation allowance for deferred tax assets and useful life of fixed assets.

RESULTS OF OPERATIONS (for the Three Months ending March 31, 2026)

Profit and Loss- NFI Empire	March 31, 2026 $ In 000’s	March 31, 2025 $ In 000’s
Sales	2,845	1,871
Cost of Goods Sold	1,998	1,317
Gross Margin	847	554
Sales, General and Administrative	569	547
Net Income	278	7

Balance Sheet - NFI Empire	March 31, 2026 $ In 000’s	March 31, 2025 $ In 000’s
Current Assets	5,162	3,155
Fixed Assets	370	384
Total Assets	5,208	3,539

Current Liabilities	5,739	4,027
Long Term Liabilities	412	424
Retained Equity/Earnings	(943)	(912)
Total Liabilities/Equity	5,208	3,539

RESULTS OF OPERATIONS (for the Years ending December 31, 2024 and December 31, 2025)

Profit and Loss	December 31, 2025 $ In 000’s	December 31, 2024 $ In 000’s
Sales	0	0
Cost of Goods Sold	0	0
Gross Margin	0	0
Sales, General and Administrative	78	(109,618)
Net Income	(78)	(109,618)

Balance Sheet	December 31, 2025 $ In 000’s	December 31, 2024 $ In 000’s
Current Assets	175,310	175,681
Fixed Assets	0	0
Total Assets	175,310	175,681

Current Liabilities	918,368	918,368
Long Term Liabilities	321,697	321,990
Retained Equity/Earnings	(943)	(912)
Total Liabilities/Equity	1,240,065	1,240,358

Operating Revenues for the Three Months ending March 31, 2026

NFI Empire’s revenue was $2,845,000 for the 3 months ending March 31, 2026. For the 3 months ending March 31, 2025 NFI Empire has revenues of 1,871,000.

Operating Revenues for the Years ending December 31, 2024 and December 31, 2025

Newport Gold Inc. had no operating revenue for the Years ending December 31, 2024 and December 31, 2025.

Cost of Revenues / Sales for the Three Months ending March 31, 2026

NFI Empire’s cost of goods sold was $1,998,000 for the 3 months ending March 31, 2026. For the 3 months ending March 31, 2025, NFI Empire has cost of goods sold of $1,317,000.

Cost of Revenues / for the Years ending December 31, 2024 and December 31, 2025

Newport Gold Inc. had no cost of goods sold for the Years ending December 31, 2024 and December 31, 2025.

Gross Margin for the Three Months ending March 31, 2026

NFI Empire’s gross margin was $847,000 for the 3 months ending March 31, 2026. For the 3 months ending March 31, 2025, NFI Empire had gross margin of $554,000.

Gross Margin for the Years ending December 31, 2024 and December 31, 2025

Newport Gold Inc. had no gross margin for the Years ending December 31, 2024 and December 31, 2025.

General and Administrative Expenses for the Three Months ending March 31, 2026

General and administrative expenses consisted primarily of professional fees, employees’ costs, insurance and rents. For the 3 months  ended March 31, 2026, compared to the 3 months ended March 31, 2025, general and administrative expenses increased from $547,000 to $569,000.  The $23,000 increase is primarily attributable to an increase in salaries.

General and Administrative Expenses for the Years ending December 31, 2024 and December 31, 2025

General and administrative expenses consisted primarily consulting fees, transfer agent and filing fees.  For the Year ending December 31, 2024 general and administrative expenses were $109,618 and for the Year ending December 31, 2025, decreased to $78.

Net Income for the Three Months ending March 31, 2026

Our net income for the 3 months ending March 31, 2026, was $278,000 compared to a net income of  $7,000 for the 3 months ending March 31, 2025. The net income is influenced by greater sales from 2026 to 2025 and the other matters discussed in the other sections of the MD&A.

Net Income for the Years ending December 31, 2024 and December 31, 2025

Our net income for the Year ending December 31, 2024 was ($109,618) and for the Year ending December 31, 2025, increased to ($78)

Liquidity and Capital Resources for the Three Months ending March 31, 2026

The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan.

At March 31, 2026, NFI Empire had total current assets of $5,162,000 compared to $3,155,000 at March 31, 2025. Current assets consist primarily of cash and cash equivalents, accounts receivable, inventory, and prepaid expenses. The increase in current assets of $2,007,000 was primarily attributed to an increase in cash, accounts receivable, inventory and in prepaid expenses.

At March 31, 2026, NFI Empire had total current liabilities of $5,734,000 compared to $4,027,000 at March 31, 2025. Current liabilities consisted primarily of accounts payable, consignment payable, deferred revenue, notes payable and accrued expenses. The increase in our current liabilities was attributed to the increase in accounts payable and consignment expenses.

Liquidity and Capital Resources for the Years ending December 31, 2024 and December 31, 2025

At December 31, 2025 had total current assets of $1,185 compared to $1,555 at December 31, 2024.  Current assets consist of prepaid expenses and cash and cash equivalents.

At December 31, 2025 had total current liabilities of $1,240,065 compared to $1,240,358 at December 31, 2024. Current liabilities  consist of accounts payable, accrued liabilities and accrued officers’ salaries.

Going Concern

While we have attained profitable operations in the last couple of years, the preceding years, including the COVID years, led to unprofitable operations and we were dependent upon obtaining financing to pursue any extensive business activities. We have included in our unaudited financial statements that there is substantial doubt that we will be able to continue as a going concern without further equity financing.

If the Company can continue to cash flow its current operations, without having additional equity, it will be able to continue as a going concern.  If revenues start to decrease while executing on its aggressive growth plans then the Company could face a going concern.  Management feels that the additional equity, in concert with the anticipated growth, will place the Company on solid footing and be able to continue as a going concern.

Future Financings

We will continue to rely on current operations of the Company in order to continue to fund business operations. To meet the aggressive growth plans it will become necessary to sell additional common shares.  Issuances of additional shares will result in dilution to existing shareholders. There is no assurance that the Company will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our business plan.

Since inception, we have financed our cash flow requirements through sales of used cars and custom car repairs.  As we expand our activities, we may, and most likely will, sell common shares to help cover the costs of our aggressive growth initiatives.  Additionally, we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital. There can be no assurance we will be successful in raising the necessary funds to carry out our business plan.

To address these risks, we must, among other things, continue to build upon our current customer base, implement and successfully execute our business and marketing strategy, continually develop and upgrade our business model and websites, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Recognition of Revenues - In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from outside contracts with customers and supersedes most of the existing revenue recognition guidance and notes that lease contracts with customers are a scope exception. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. On August 12, 2015, the FASB issued ASU 2015-14 to defer the effective date of ASU 2014-09. Public business entities may elect to adopt the amendments as of the original effective date however, adoption is required for annual reporting periods beginning after December 15, 2017.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Management regularly evaluates the accounting policies and estimates that are used to prepare the financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Relaxed Ongoing Reporting Requirements

Upon the completion of this Offering, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

-not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

-taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

-being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

-being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30, 2026 before that time, we would cease to be an “emerging growth company” as of the following June 30, 2026.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 1 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only an exit report, rather than annual and quarterly reports.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

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CORPORATE HISTORY

Our Corporate History

Newport Gold, Inc.(the “Company” or “NWPG”), is a Nevada corporation, originally incorporated under the laws of the State of Nevada on July 16, 2003, the Company began as a pre exploration stage mining company with claims located in the Burnt Basin area situated approximately 25 kilometers northeast of Grand Forks, British Columbia, Canada.

The Company initially registered with the SEC on Form SB-1 filing on or about May 17, 2004. Thereafter, the Company terminated its registration on or about November 14, 2008 through the filing of a Form 15-12(g). Then on or about March 1, 2011 the Company filed a Form 10-12(g) for the registration of its common shares, continuing as a 1934 Act filer until on or about July 16, 2014 when the Company again filed a Form 15-12(g).

From this point forward the Company continued to explore pre-production mining opportunities in British Columbia and made periodic filings with the OTC Markets Group, Inc. (the “OTC Markets”) under their Alternative Reporting Standard which have generally mirrored the Rule 15c-211 quotation requirements for over-the-counter securities by for SEC registered broker-dealers. The OTC Markets through various iterations has operated an OTC Pink Market now branded as the OTCID Market for unaudited Companies which nonetheless have an effective 15c-211 in place and publish their financial statements, the same as audited 1934 Act filers would, albeit unaudited, but required within forty-five (45) days of the end of the prior fiscal period.

After the death of Derek Bartlett on or about December 3, 2024, the Company’s founder and prior control person, the Company sought to pivot into a new line of business, ultimately selecting to transfer the shares held by the Estate of Derek to the control person(s) behind the “NFI Empire” group of companies: ROI Dealership Consulting, LLC, NFI Auctions, LLC and NFI Holdings, LLC each Pennsylvania limited liability companies owned by Justin Fried, Chris Nichols and Brad Belcher.

On or about March 25, 2026 the Company entered into a share exchange agreement (the “Share Exchange Agreement”) with the NFI Empire group of companies whereby Mr. Fried, Mr. Nichols and Mr. Belcher became the majority controlling shareholders of the Company, with the Estate of Derek Bartlett retaining twenty million (20,000,000) restricted common shares. Concurrent with the Share Exchange Agreement, Mr. Fried, Mr. Nichols and Mr. Belcher purchased one million shares of a newly designated Series A Preferred Class of Shares which cumulatively retain voting rights equivalent to sixty-seven percent (67%) of the then outstanding common shares in the Company.

The foregoing descriptions of the Share Exchange Agreement between NWPG and NFI Empire does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreements, which is filed as Exhibit 6.1 to this Regulation A Offering, respectively, and is incorporated herein by reference.

Currently, the focus of the Company is concentrated on the automotive and (automotive related) digital technology sectors. The Company has three wholly owned subsidiaries, as a result of the Share Exchange Agreement with NFI Empire, each of which is focused on a different aspect of the collector focused automobile restoration and resale market.  The Company is now recalibrating its focus as a diversified holding company focused on high-growth opportunities in automotive, data, and digital technology.

The Company is based in North East, Pennsylvania. The NFI Empire Campus now comprises three adjacent, purpose-built automotive facilities: The Clubhouse - 5,000 sq. ft. on 2 acres - serves as the company’s original North East anchor, where NFI established its foundation in sales and high-performance custom builds after relocating from its founding location in downtown Erie, PA. Custom Build & Services Facility - 25,000 sq. ft. on 15 acres - functions as the Company’s operational nerve center, housing its full-service custom builds and vehicle restoration teams. Sales & Technical Development Facility - 31,000 sq. ft. on 4 acres - the newest addition, secured via an option-to-purchase agreement executed April 27, 2026. This facility will house the Company’s growing marketing, digital, and technical development teams as the company accelerates its online and digital product initiatives.

The foregoing descriptions of the Share Exchange Agreement with NFI Empire does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreements, which is filed as Exhibit 6.1 to this Regulation A Offering, respectively, and is incorporated herein by reference.

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BUSINESS DESCRIPTION

The following description of our business contains forward-looking statements relating to future events or our future financial or operating performance that involve risks and uncertainties, as set forth above under “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors described in the Annual Report, including those set forth above in the Special Cautionary Note Regarding Forward-Looking Statements or under the heading “Risk Factors” or elsewhere in this Offering Circular.

Our Business Overview

Newport Gold’s premiere portfolio firm, NFI Empire “NFI Empire” is a preeminent, asset light trio of automotive focused limited liability companies headquartered in North East, Pennsylvania. Known for its exclusive projects, high performance builds, and deep technical and digital expertise, NFI Empire has established itself as a growing leader across both traditional and digital automotive sectors. NFI Empire includes three separate limited liability companies each with a different focus.

ROI Dealership Consulting, LLC (DBA NFI Empire) - Our primary entity for all sales and services to vehicles.

NFI Auctions, LLC - The entity through which our online auction platform will operate.

NFI Holdings, LLC - Holds title to property, assets and intellectual property.

The Company’s core business and strategy is to build a large portfolio of companies with more diverse offering of automotive enthusiast derived solutions from sales, consignment, restoration, finance, storage, parts all coordinated through strategic acquisitions and managed growth as it acquires profitable businesses with strong growth potential and a solid business plan.

NFI Empire is focused on the following sectors of the automotive business:

•Automotive Sales;

•Automotive Restorations, Custom Paint and Bodywork;

•Custom Automotive Builds and Fabrication;

•Consignment and Online Sales;

•Insurance, Finance;

•Development of an Online Auction Platform; and

•Development of an Online Parts Network; and

•Development of Online Marketplace; and

•Development of YouTube Reality Show; and

•Development of Multiple Digital Platform Integrations; and

•Development of an Integrated Merchandising Platform

Market Background

Business Model

The Company’s onsite process flow in North East, PA, begins with Seller Intake, where a transparent consignment agreement is signed (10% fee, $3k minimum) and the vehicle undergoes a comprehensive inspection and appraisal to solidify value and timeline goals. This is followed by a Multi-Point Vehicle Inspection (MVPI), which provides a detailed digital report of the vehicle’s condition and ensures all safety violations are addressed prior to listing. To ensure quality status, the vehicle receives premium preparation, including professional detailing and high-end 360° photography. Marketing efforts leverage global reach via NFIEmpire.com, national platforms, and targeted social media showcases, while the team handles all inquiries and negotiations. Once a buyer is engaged, whether through a direct sale or the Empire Rides Auction, the process moves to Closing and Backend, where title transfers, secure payments, and financing options are managed. Finally, the Post-Sale phase ensures the seller receives net proceeds, with Secure NFI Vault Storage available for those awaiting the perfect enthusiast, delivering a premium, zero-hassle experience for sellers and transparency for buyers.

Automotive Sales

NFI Empire (www.nfiempire.com) is a premier automotive dealership, full-service garage, custom build shop, and consignment facility headquartered in North East, Pennsylvania, just outside Erie, built on the simple promise to help every customer “Drive Something Cool.” Specializing in the sale of high-end, hard-to-find, and one-of-a-kind vehicles, from custom Jeeps, lifted 4x4s, and performance trucks to classic cars, muscle cars, and late-model SUVs, NFI Empire maintains a deep and constantly rotating inventory of well over a hundred vehicles, with units sold across the country daily and shipped to international buyers in markets as far-reaching as Australia, Germany, Belgium, South America, and Africa. What sets the dealership’s sales operation apart is its vertically integrated model: every vehicle benefits from the expertise of an in-house service department and PA State Inspection facility, an aftermarket build shop offering lift kits, wheels, tires, bumpers, and lighting, and a customization team with more than a decade of experience improving Jeeps, 4WDs, and performance vehicles.

Automotive Specialty Services

NFI Empire operates a full-service custom vehicle build shop and specialty automotive services facility in North East, Pennsylvania. The Company’s core capabilities include ground-up custom vehicle builds, full mechanical restorations, lift and suspension modifications, powertrain and engine work, and aftermarket accessory installation, including lighting, bumpers, wheels, tires, and fender flares. NFI Empire holds a Pennsylvania state inspection certification and offers in-house financing for custom build projects. The Company’s builds are engineered for functional, daily use and are distributed to clients on a global basis.

Competition Examples

Consignment & Marketplace:

•Streetside Classics- Classic Cars for Sale - Streetside Classics - Sell My Classic Car

•Gateway Classics- Consign My Classic Car | Gateway Classic Cars

•Digital Consignment:

•Old Cars Online- Thousands of Classic Cars & Trucks For Sale - OldCarOnline.com® - Buy & Sell Classic Cars

•Classic Car Deals- Classic Cars For Sale. Buy & Consign. Classic Car Deals - Classic Car Deals

•Exotic Car Trader- Buy & Sell Exotic Cars, Luxury Cars, & Classic Cars | Exotic Car Trader

•duPont Registry- Sport and Exotic Cars For Sale | duPont REGISTRY

Digital Auctions:

•Bring A Trailer- The best vintage and classic cars for sale online | Bring a Trailer

•Cars & Bids- Cars & Bids: Auctions of cool modern cars, trucks, and SUVs (carsandbids.com)

•PCarmarket- Welcome | PCARMARKET

•duPont Registry- Live Car Auctions Online | BID NOW | duPont REGISTRY Live

Onsite Auctions:

•Barrett Jackson- Barrett-Jackson Auction Company - World’s Greatest Collector Car Auctions

•Mecum- Mecum Auctions | The World’s Largest Collector Car Auctions

•Sotheby’s- Luxury & Classic Car Auctions | Sotheby’s Motorsport (sothebysmotorsport.com)

•Gooding & Company- Classic Car Auctions | Gooding & Company (goodingco.com)

•Amelia Concours- The Amelia Concours d`Elegance

•Pebble Beach Concours- Pebble Beach Concours d’Elegance Home Page

Hi-Line Resell:

•August Motorcars- Carriage House Motor Cars--Greenwich, CT | Pre Owned Ferrari, Aston Martin, Bentley, Rolls-Royce, Porsche, Mercedes-Benz, Lamborghini

•Prestige Imports- New and Used Vehicle Dealership North Miami Beach FL | Prestige Imports

•Carriage House- Carriage House Motor Cars--Greenwich, CT | Pre Owned Ferrari, Aston Martin, Bentley, Rolls-Royce, Porsche, Mercedes-Benz, Lamborghini

•EuroCar- EuroCar - California’s Largest Luxury and Exotic Vehicle Boutique (eurocaroc.com)

•Marshall Goldman- No. 1 Luxury Car Dealer | Beverly Hills & Cleveland | Marshall Goldman

•Symbolic International- Symbolic International | Classic & Competition Automobiles

•Beverly Hills Car Club- Classic Cars For Sale, Buy & Sell | Beverly Hills Car Club

•American Dream Machines- American Dream Machines | Classic Cars Dealer | Muscle Car Dealer (admcars.com)

Digital Integrations:

•Your Mechanic- YourMechanic: Auto Repair by Top-Rated Mobile Car Mechanics

•Mobile Mechanic- Hire A Mobile Mechanic Now At ACVA (ACV Auctions)- A crucial and differentiating part of the business is Customer Assurance, which accounts for $64.19 million, or 10.1% of revenue. This segment directly relates to the company’s comprehensive vehicle inspection process and the trust it creates. ACVA employs a large team of inspectors who produce detailed digital condition reports, featuring high-resolution images and, most notably, the company’s proprietary Audio Motor Profile (AMP™) technology, which records the sound of the engine to help diagnose potential issues

•Wrench- Mobile Mechanics | Diagnostics, Brake & Auto Repair On The Go | Wrench

•Field Nation- (Photography)- Tap into the #1 labor marketplace for IT field service | Field Nation

•Central Dispatch (owned by Cox)-  Central Dispatch | America’s Largest Auto Transportation Marketplace

•Auto Shipping- Enclosed Car Shipping Quotes (2024) (roadrunnerautotransport.com) ACVA’s Other Marketplace services, which include transportation and financing, are its second-largest and fastest-growing segment, contributing $236.67 million or 37.1% of total revenue. ACV Transportation allows dealers who purchase a vehicle on the platform to seamlessly arrange for its delivery, a critical service in a nationwide marketplace. ACV Capital provides short-term floor plan financing, allowing dealers to fund their inventory purchases. The market for automotive logistics and floor plan financing is vast, with the logistics portion alone being a multi-billion dollar industry. Profitability in these ancillary services is often higher than in the core auction, and they are key to ACVA’s strategy.

•SuperDispatch- Auto Transport Technology for Vehicle Transport - Super Dispatch

•CarsArrive Network- CarsArrive Network - Home

•RunBuggy- Vehicle Transport Services Throughout the U.S. | RunBuggy One

•RoadRunner- Best Car Transport Company - Instant Car Transport Quote

•Shipping software- Software Solutions for Car Hauling Companies | Ship.Cars

•Financing-  Digital Auto Fi | Home

•Data- At ACVA- Finally, Data Services is a smaller but strategically important segment, generating $33.26 million (5.2% of revenue). This involves packaging and selling the vast amounts of data collected from the millions of vehicle inspections and transactions conducted on the ACVA platform. This data provides valuable insights into vehicle pricing, market trends, and depreciation, which dealers can use to optimize their own buying and selling strategies.

Social Media:

NFI Empire operates several websites and social media channels. Below is an initial list of pertinent social media links that have been approved by the Company to be subject to the new Social Media Policy:

•www.NewportGoldInvest.com

•www.NFIEmpire.com

•https://www.youtube.com/@nfiempireinventory

•https://www.youtube.com/@NFIEmpire

•https://www.instagram.com/nfiempire/

•https://x.com/NFIEmpire

•https://x.com/Newport_Gold

We also plan to utilize traditional marketing methods including but not limited to television, radio, billboards, affiliate marketing, direct marketing, and digital periodicals.

Employment Agreements

Company executives and board are currently comprised of the controlling shareholders of The Company. Long-term employment agreements are being developed at the current time.

Regulation

We face extensive government regulation both within and outside the U.S. relating to the development, manufacture, marketing, sale and distribution of our products, software and services. The following sections describe certain significant regulations that we are subject to. These are not the only regulations that our businesses must comply with. For a description of risks related to the regulations that our businesses are subject to, please refer to the section entitled “Risk Factors-Risks Related to Our Businesses.”

Seasonality

We do not expect any seasonality in our business.

Property

The Company’s primary mailing address is 10093 West Main Road, North East, Pennsylvania 16428. Our main telephone number is (705) 209-4178 Our websites include: www.nfiempire.com and www.newportgoldinvest.com  and our email address is Investor@NeweportGoldInvest.com.

The Company has in total three (3) different properties:

•The Clubhouse - 5,000 sq. ft. on 2 acres - serves as the company’s original North East anchor, where NFI Empire established its foundation in sales and high-performance custom builds after relocating from its founding location in downtown Erie, PA. This facility is owned.

•The Custom Build & Services Facility - 25,000 sq. ft. on 15 acres - functions as the Company’s operational nerve center, housing its full-service custom builds and vehicle restoration teams. Lease with option to purchase.

•The Sales & Technical Development Facility - 31,000 sq. ft. on 4 acres - the newest addition, secured via an option-to-purchase agreement executed April 27, 2026. This facility will house the Company’s growing marketing, digital, and technical development teams as the company accelerates its online and digital product initiatives. Lease with Option to Purchase.

Employees

Including our Officers and Directors we have 25 full-time employees of our business or operations who are employed at will. We anticipate adding additional employees in the next 12 months, as needed.

Intellectual Property

We may rely on a combination of patent, trademark, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our proprietary technology, databases, and our brand.

We plan to have a policy of requiring key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients include confidentiality and non-disclosure provisions.

EmpireRides.com is owned and operated by NFI Empire.  The source code is written in WordPress and managed by www.AllAutoNetworks.com

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

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MANAGEMENT

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of June 16, 2026

As of June 16, 2026, The Company has twenty five (25) full-time employees, and zero (0) part-time employees.

The directors and executive officers of the Company as of June 16,, 2026, are as follows:

Name	Position	Age	Date of Appointment	Approx. Hours Per Week
Chris J. Nichols	Executive Chairman, Secretary	60	April 10, 2026	40+
Justin R. Fried	President, CEO, Director	43	April 10, 2026	40+
Brad L. Belcher	COO, Director	37	April 10, 2026	40+
Collin B. Brown	CFO, Treasurer, Director	48	April 10, 2026	10+
Anthony M. McCabe	Director	39	August 1, 2013	10+

CHRIS J. NICHOLS, Age 60: Executive Chairman, NFI Empire, August 2016 - Present; Oversees strategy, operations, and brand development for an automotive enthusiast company specializing in the acquisition, restoration, and consignment of collectible and specialty vehicles. Chief Sales Officer, Field Nation, June 2010 - August 2016; Led all revenue operations, growing annual revenue from $1 million to a $135 million run rate. Field Nation ranked #43 on the Inc. 500 in 2013. President and Chief Executive Officer, Advanced Growing Systems, Inc. January 2006 - June 2010; Managed all operations for a specialty organic fertilizer manufacturer. Grew revenue from $0 to $10 million within 24 months.  Senior Vice President of Sales, High Net Worth Individuals, Westcap Securities, January 2003 - January 2006; Built and managed the firm’s Separately Managed Accounts platform. Ranked in the top 3% of the global sales force within 12 months. Vice President of Sales, Fisher Investments, January 2002 - December 2002; Managed high-net-worth client relationships with accounts in excess of $1 million. Sales Representative to Vice President of Sales and Marketing, Martin Energy Products / Sun-Gard / Dean Witter Reynolds, August 1989 - December 2001; Held progressive sales and sales leadership roles in specialty distribution and financial services. Became a top-producing registered representative specializing in derivative trading out of a national sales force of over 500. Professional Licenses: Series 3, 7, 24, 31, 63, and 65 (previously held; no current active registrations).

JUSTIN R. FRIED, Age 43: CEO NFI Empire · Jan 2016 - Present; Leads the executive team, sets the long-term strategy, and ensures the company meets the financial and operational goals assigned by the company board or directors. Partner / Advisor ApexDrop Influence Marketing Dec 2017 - May 2019; Responsible for complete development of sales, sales training, marketing and branding. Executive Vice President of Sales Field Nation Nov 2012-Janu 2016; Responsible for developing and executing sales strategy, revenue targets and forecasting. Business Solutions magazine Jan 2005 - Nov 2012; Identified new markets for growth and online marketing opportunities. Tasked with development of new business as well as retention of current business. Sales Representative New Motors BMW Sales Apr 2004 - Jan 2005; Assist clients in vehicle purchase by clearly understanding their needs and budgets. MOS# 9972, Crew Chief, CH53; Personal Trainer for the PFT Marine Corps Recruiting Sep 2001 - Apr 2004; Stationed on Pensacola Naval Air Station and trained to be a crew chief on a CH53. Acted as a personal trainer for other marines to help them pass the physical fitness test. Responsible for accounting for over 450 marines daily. Full honorable discharge in April 2004 as an E4.

BRAD L. BELCHER, Age 37: The Chief Operating Officer and a Member of the Board of Directors. Automotive executive with over 20 years of end-to-end industry experience spanning engineering, design, finance, and operations. As COO and General Manager, Brad oversees execution across vehicle sourcing, production quality, and operational performance, bringing a disciplined, detail-driven approach that supports NFI Empire’s national reputation for quality and consistency. COO NFI Empire- Jan 2018 - Present; Direct all daily operations, business development, and strategic planning for a premier automotive service and sales organization. Manage complex mechanical restorations, high-end automotive customizations, and specialized vehicle builds. Operations & Project Manager, H. Burkhart & Associates Feb 2016 - Jan 2018; Assumed majority operational control of a family-owned custom home building firm. Directed end-to-end project management, supply chain logistics, and client relations for custom home builds and historical renovations. Assistant General Manager Merkle Motors, Feb 2014 - Feb 2016; Partnered with former dealership ownership to successfully launch and establish a new automotive dealership in the Erie market. Business Manager & Project Manager Historic Train Station, Hotel & Restaurant, March 2013 - Feb 2014; Acquired, completely renovated, and relaunched a historically significant, dormant three-story property containing a hotel, bar, and restaurant. Project Manager, H. Burkhart & Associates, July 2012 - March 2013; Managed specialized residential construction projects, focusing on new custom builds and the structural restoration of Victorian-era properties. Subprime Finance & Assistant Finance Manager, Corry Ford (Humes Auto Group), Oct 2008 - July 2012: Directed and developed a 6-person consulting team focused on subprime automotive sales and financing. Automotive Sales Consultant, Northpointe Automotive (Bairel Automotive Group), 2007 - Aug 2008; Managed full-cycle automotive sales across five major domestic brands: Dodge, Jeep, Chrysl.er, Chevrolet, and Cadillac. Education University of Pittsburgh (Main Campus), Coursework in Engineering, Aug 2006 - Jan 2007

COLLIN B. BROWN, Age 48, The Chief Financial Officer and a Member of the Board of Directors - CFO NFI Empire, 2022-Present; Responsible for NFI Empire’s financial strategy, reporting, cash management, and regulatory compliance. Member, SAUT Consulting, 2020-Present; Provide high-level accounting guidance, advisory, and risk management. Director, Grant Thornton LLP, 2012-2020; Responsible for overseeing client engagements, managing audit and advisory teams, ensuring regulatory compliance, and driving business development. Senior Manager, Smart & Associates, 2005-2011; Led client engagements, mentored staff, oversaw complex tax, audit, and consulting projects, built client relationships. Manager, PwC, 2000-2005; Manages audit, tax, and advisory engagements for a diverse client portfolio, supervised and developed junior staff, ensured compliance with accounting standards and regulations; and served as a key liaison between clients and senior leadership.

ANTHONY M. MCCABE, Age 49, A Member of the Board of Directors and the former President/CEO. Education: Bachelor of Commerce, University of Toronto 2002 Certification: Certified Professional Accountant (Ontario, Canada). Newport Gold CEO - 2022- March 2026 - Responsible for all aspects of company operations including preparation of financial statements & projections OTC filings, public relations and negotiation of contracts. Newport Director - 2012- March 2022 - Responsible for all financial aspects of company. Raytheon - Finance Manager 2019-Present Lead a team in performance monitoring, forecasting, and rate/budget development, working cross-functionally to track variances, headcount, and overhead while aligning financial strategy to company objectives. Molson Coors Canada - Finance Manager 2017-2019 Owned the Annual Operating Plan and standard costing/transfer pricing for the Craft Beer division, providing supply chain finance insight on production, distribution, and capital projects across SAP/BW systems. Nestle Canada - Finance Manager 2009-2017 Ran financial planning, budgeting, month-end close, and compliance for the Canadian IT group, while managing IT asset lifecycle, vendor contracts, the corporate mobility program, and leading the finance side of a $30M SAP implementation.

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EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to our named executive Officers paid by us during the year ended December 31, 2025, in all capacities for the accounts of our executives, including the Chief Executive Officers (CEO) and Chief Financial Officer (CFO), Chief Operating Officer (COO), President (P), and Vice President (VP).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Justin Fried- CEO, Director	2025	126,256	0	0	0	0	0	0	0
Brad Belcher- COO, Director	2025	107,756	0	0	0	0	0	0	0
Chris Nichols- COB, Director	2025	41,600	0	0	0	0	0	0	0
Collin Brown- CFO, Director	2025	45,000	0	0	0	0	0	0	0
Anthony McCabe- Director	2025	0	0	0	0	0	0	0	0

Narrative Disclosure to Summary Compensation Table

There are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive Officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Outstanding Equity Awards at Fiscal Year-End

No executive Officer received any equity awards, or holds exercisable or unexercisable options, as of the year ended December 31, 2025.

OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
None	0	0	0	0	0	0	0	0	0

Long-Term Incentive Plans

There are no arrangements or plans in which the Company would provide pension, retirement or similar benefits for our Director or Executive Officer.

Compensation Committee

The Company currently does not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as Directors. The Board of Directors has the authority to fix the compensation of Directors. No amounts have been paid to, or accrued to, Directors in such capacity.

Director Independence

The Board of Directors is currently composed of five (5) members: (1) Anthony M. McCabe; (2) Chris J. Nichols; (3) Justin R. Fried; (4) Brad L. Belcher; and (5) Collin B. Brown.  None of these individuals qualify as independent directors. The NASDAQ independence definition includes a series of objective tests, such as that the Director is not, and has not been for at least three years, one of the Company’s employees and that neither the Director, nor any of his family members has engaged in various types of business dealings with us. In addition, the Board of Directors has not made a subjective determination as to each Director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director, though such subjective determination is required by the NASDAQ rules. Had the Board of Directors made these determinations, the Board of Directors would have reviewed and discussed information provided by the Directors and the Company with regard to each Director’s business and personal activities and relationships as they may relate to the Company and its management.

Security Holders Recommendations to Board of Directors

The Company welcomes comments and questions from the shareholders. Shareholders can direct communications with us via our CEO  Mr. Justin Fried, 10093 West Main Road, North East, PA 16428 justin.fried@nfiempire.com.  Our main telephone number is (814-900-4982). However, while the Company appreciates all comments from shareholders, it may not be able to individually respond to all communications. Management attempts to address shareholder questions and concerns in press releases and documents filed with the SEC so that all shareholders have access to information about the Company at the same time. Justin Fried collects and evaluates all shareholder communications. All communications addressed to the Director and Executive Officer will be reviewed by Justin Fried unless such communications are clearly frivolous.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there are no transaction involving the Company, its officers or directors or more than 10% shareholders, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three (3) fiscal years.

Disclosure of Conflicts of Interest

Other than the aforementioned, there are no conflicts of interest between the Company and any of its officers or directors.

Stock Options

We have not issued and do not have outstanding any options to purchase shares of our Common Stock. We do not have any stock option plans.

Share Purchase Warrants

Each Unit subject to this Offering contains an equal amount of common shares offered at $0.03 per share with an equal amount of  warrants, with half warrant coverage at $0.06 and half at $0.12; a copy of the Stock Purchase Agreement, Common Stock Specimen and Warrant Agreement are include at the Exhibits hereto.

Indemnification of Directors and Officers

Our articles of incorporation provide that no Director or Officer shall be personally liable for damages for breach of fiduciary duty for any act or omission unless such acts or omissions involve intentional misconduct, fraud, knowing violation of law, or payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Our bylaws provide that we shall indemnify any and all of our present or former Directors and Officers, or any person who may have served at our request as Director or Officer of another corporation in which we own stock or of which we are a creditor, for expenses actually and necessarily incurred in connection with the defense of any action, except where such Officer or Director is adjudged to be liable for negligence or misconduct in performance of duty. To the extent that a Director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

We do not currently maintain standard policies of insurance under which coverage is provided (a) to our Directors, Officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such Officers and Directors pursuant to the above indemnification provision or otherwise as a matter of law, although we may do so in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there are transactions involving the issuer, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the issuer’s total assets at year-end for its last three fiscal years, except compensation awarded to executives.

Related Party Loans

On or about February 10, 2026, the Company entered into a $15,000 convertible promissory note, from Terra Capital Partners, LLC, who although not a related party, its principal Ted D. Campbell, II performs consulting services for the Company. The note is payable, with interest, on or before December 10, 2026.  To date Terra Capital Partners, LLC extended a total amount of credit to the Company of $13,547.13 of which $10,000 has been paid back as of June 12, 2026 with a remaining balance due of $3,547.13.

On or about March 30, 2026 the Company agreed to issued 2,000,000 restricted common shares to Anthony McCabe to settle miscellaneous out of pocket expenses incurred by Mr. McCabe including by not limited to salaries due but unpaid to Mr. McCabe by the Company during his tenure as officer/director.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Legal/Disciplinary History

None of Newport Gold, Inc.’s Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

None of Newport Gold, Inc.’s Officers or Directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

None of Newport Gold, Inc.’s Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

None of Newport Gold, Inc.’s Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Board Composition

Our board of directors currently consists of three members. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

Prior to one year from the date of this Offering’s qualification, we plan on adopting a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of June 25, 2021, for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than ten percent (10%) of our capital stock. The percentage of beneficial ownership in the table below is based on 147,508,566 shares of common stock deemed to be outstanding as of June 25, 2021.

The following table gives information on ownership of our securities as of June 25, 2021. The following lists ownership of our Common Stock and Preferred Stock by each person known by us to be the beneficial owner of over 5% of the outstanding Common and Preferred Stock, and by our officers and directors:

Name of Beneficial Owner	Amount and (Form of Equity)(1)	Percentage of Beneficial Ownership
Directors and Officers:
Chris J. Nichols	18,399,062 (Common Stock)	6.90%
	333,333 (Series A Preferred Stock)(3)	33.33%
	2,625,000 (Series B Preferred Stock)(4)	35.00%

Justin R. Fried	26,284,375 (Common Stock)	9.96%
	333,334 (Series A Preferred Stock)(3)	33.34%
	3,750,000 (Series B Preferred Stock)(4)	50.00%

Brad L. Belcher	7,885,313 (Common Stock)	2.99%
	333,334 (Series A Preferred Stock)(3)	33.33%
	1,125,000 (Series B Preferred Stock)(4)	15.00%

Collin B. Brown	1,000,000 (Common Stock)	0.38%
	0 (Series A Preferred Stock)(3)	0.00%
	0 (Series B Preferred Stock)(4)	0.00%

Anthony M. McCabe	3,300,000 (Common Stock)	1.14%

All executive officers and directors as a group (Total: 5 persons):		21.37% Common Stock(2) 100.00% Series A Preferred(3) 100.00% Series B Preferred(4) 67%(3) Total Common Vote

(1)Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)Based upon 263,938,553 Common Shares without any conversions Preferred Stock as of June 16, 2026.

(3)Reflects Series A Preferred Stock

(4)Reflects Series B Preferred Stock

(5)Based upon 263,938,553 common shares issued and outstanding, with all conversions of Preferred Stock as of June 16, 2026.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than as reported herein, during the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

DESCRIPTION OF SECURITIES

The Company’s Authorized Stock

We are authorized to issue Four Hundred Million (400,000,000) shares of common stock with a par value of $0.001 per share (the “Common Stock”) and One Hundred Million (100,000,000) shares of preferred stock (the “Preferred Stock”), of which 1,000,000 such shares have been designated as Series A Preferred Stock and 25,000,000 of such shares have been designated as Series B Preferred Stock with no remaining classes designated.

Series A Convertible Preferred Stock: The Company is currently authorized to issue up to 1,000,000 Series A Convertible Preferred Stock, par value $0.001 per share, which has no conversion rights but votes with s cumulative preference of the equivalent sixty-seven (67%) of the then outstanding common stock As of March 31, 2026, there were 1,000,000 Series A Convertible Preferred Stock were issued and outstanding, respectively.

Series B Convertible Preferred Stock: The Company is currently authorized to issue up to 25,000,000 shares of Series B Convertible Preferred Stock, par value $0.001 per share, convertible at a ratio of 1 share of Series B Convertible Preferred Stock for 10 shares of common stock. These shares have no voting rights. As of March 31, 2026 there were 7,500,000 shares of Series B Convertible Preferred Stock were issued and outstanding, respectively.

Common Stock

No shareholders of the Corporation holding Common Stock have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class.

Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board from time to time out of assets of funds of the Corporation legally available, therefore.

Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

Except as otherwise required by Nevada corporation law, the Articles of Incorporation, or any designation for a class of Preferred Stock (which may provide that an alternate vote is required), (i) all shares of capital stock of the Corporation shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation; and (ii) the affirmative vote of a majority of the voting power of all outstanding shares of voting stock entitled to vote in connection with the applicable matter shall be required for approval of such matter.

Adoption of Bylaws. In the furtherance and not in limitation of the powers conferred by statute and the Articles of Incorporation, the Board is expressly authorized to adopt, repeal, rescind. alter or amend in any respect the bylaws of the Corporation.

Shareholder Amendment of Bylaws. The Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class.

Removal of Directors. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, any director may be removed from office only by the affirmative vote of the holders of not less than a majority of the voting power of the issued and outstanding stock entitled to vote. Failure of an incumbent director to be nominated to serve an additional term of office shall not be deemed a removal from office requiring any stockholder vote.

Preferred Stock

The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board in its sole discretion. Authority to do so being hereby expressly vested in the

Board. The authority of the Board with respect to each such series of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series: (1) the voting powers, if any, of the shares of such series and whether such voting powers are full or limited: (2) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid; (3) whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series: (4) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of. the Corporation: (5) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same other any other class or classes of stock or any other security, of the Corporation or any other corporation or entity, and the rates or other determinants of conversion or exchange applicable thereto; (6) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity; (7) the provisions, if any. of a sinking fund applicable to such series: and (8) any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof. of such series.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

SECURITIES OFFERED

Current Offering

The Company is offering up to two hundred (200) Units which contain a total of 66,666,800 shares of its Common Stock, par value $0.001 (“Common Stock”), at an offering price of $0.03 per share (the “Offered Shares”), including an equivalent amount of Warrants where half coverage are priced at $0.06 per share (33,3333,400 shares of Common Stock underlying full exercise) and half coverage are priced at $0.12 per share (33,333,400 shares of Common Stock underlying full exercise) exercise price based on the amount of Common Stock purchased (the “Unit”). (See “Distribution.”)

Transfer Agent

Our transfer agent is Heritage U.S. Transfer, Corp., whose address is 55 Browns Line Unit B Etobicoke, ON M8WV S32, Canada (Tel: +1-647-781-6932), and website of www.heritageustransfercorp.com

The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been a limited market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

*1% of the number of shares of our Common Stock then outstanding; or the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by John E. Dolkart, Jr. Esq. of Dolkart Law, PC.

EXPERTS

The consolidated financial statements of the Company appearing elsewhere in this Offering Circular have been prepared by management and have not been reviewed by an independent accountant.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Newport Gold, Inc.

(a Nevada Corporation)

NEWPORT GOLD, INC.
Consolidated Statements of Cash Flows
12 Months Ended Dec. 31, 2025
(In U.S. Dollars)

	12 Months Ended Dec 31 2025	2024	July 16, 2003 (date of inception) to Dec 31 2025 (Unaudited)
Operating Activities			
Net income (loss)	$ (78)	$ (109,618)	$ (7,061,390)
Items not involving cash			
Amortization	-	-	5,620
Interest	-	-	57
Write down of amount owed to related party	-	-	119,376
Write down of mineral interest/digital asset		-	2,432,945
	(78)	(109,618)	(4,503,278)
Changes in non cash operating assets and liabilities			
Prepaid expenses	-	-	(1,157)
Reclamation of bonds	-	-	716
Bank loan payable	-	-	37,559
Accounts payable and accrued liabilities	-	-	724,672
Accrued Officer Salaries	(292)	107,543	1,234,143
	(292)	107,543	1,995,932
Cash Used in Operating Activities	(370)	(2,075)	(2,507,345)
Investing Activities			
Purchase of equipment	-	-	(5,034)
Acquisition of capital assets	-	(3,625)	(50,865)
Cash Used in Investing Activities	-	(3,625)	(55,899)
Financing Activities			
Loan payable	-	-	276,899
Common shares issued	-	5,001	1,970,702
Subscriptions received	-	-	237,150
Cash Provided by Financing Activities	-	5,001	2,484,751
Net increase (decrease) in cash	(370)	(699)	(78,493)
Effect of Exchange Rate Change on Cash	-	-	2,620
Balances Held in Foreign Currencies	-	-	75,875
Cash (Indebtness), Beginning of Period	370	1,070	-
Cash (Indebtness), End of Period	**$ (0)**	**$ 370**	**$ 0**
Non-Cash Financing Activity			
Common stock issued for assets			$ 2,568,325
Common stocks issued for debt conversion			$ 1,098,136

The accompanying notes are an integral part of these consolidated financial statements

NEWPORT GOLD, INC.

Notes to Consolidated Financial Statements

December 31, 2025

NOTE 1 - OPERATIONS AND BASIS OF PRESENTATION

Newport Gold, Inc. (the "Company"), an exploration stage company, was incorporated under the laws of Nevada on July 16, 2003, and was involved in the acquisition, exploration and development of mineral and energy properties until 2023. In 2023, The Company transitioned into a digital marketing company and divested all mining assets.

NOTE 2 - GOING CONCERN

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a going-concern basis. This presumes funds will be available to finance on-going development, operations and capital expenditures, and the realization of assets and payment of liabilities in the normal course of operations for the foreseeable future.

The general business strategy of the Company is to explore and research existing mineral properties and to potentially acquire further claims either directly or through the acquisition of operating entities. The continued operations of the Company depend upon the recoverability of mineral property reserves, confirmation of the Company's interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the development of these claims and upon the future profitable production of the claims. There continues to be insufficient funds to provide enough working capital to fund ongoing operations for the next twelve months. Management intends to raise additional capital through share issuances to finance its exploration on the Burnt Basin Property as described in note 5.

The Company has a working capital deficit of $1,238,879 at December 31, 2025, and has an accumulated deficit of $7,061,389 and has not generated any operating revenue to date. These factors raise substantial doubt about the Company's ability to continue as a going- concern, which is dependent on the Company's ability to obtain and maintain an appropriate level of financing on a timely basis and to achieve sufficient cash flows to cover obligations and expenses. The outcome of the above matters cannot be predicted at this time. These financial statements do not give effect to any adjustments to the amounts and classifications of assets and liabilities, which might be necessary should the Company be unable to continue as a going-concern.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) as applicable to an exploration stage enterprise under FASB-ASC 915-205 and are expressed in US dollars.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, 2038052 Ontario Inc. and NWPG Mining Corp. All intercompany balances and transactions have been eliminated on consolidation.

Use of Estimates

The preparation of financial statements in conformity with US GAAP require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the recoverability of resource properties, accrued liabilities, rate of amortization and the valuation allowance for deferred income tax assets. Management believes the estimates are reasonable; however, actual results could differ from those estimates and could impact future results of operations and cash flows.

Cash and cash equivalents

The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents. At Dec. 31, 2024 and Dec. 31, 2025, cash and cash equivalents consisted of cash held at financial institutions and highly liquid investments with original maturities of less than three months.

Foreign Currency Translation

The Company's operations and activities are conducted principally in Canada; hence the Canadian dollar is the functional currency. Non- monetary assets and liabilities are translated at historical rates; monetary assets and liabilities are translated at exchange rates in effect at the end of the year; and expenses are translated at average rates for the year. Gains and losses from translation of foreign currency into the functional currency are included in current results of operations. The Company's reporting currency is the United States dollar. The Company translates financial statements into the reporting currency as follows: assets and liabilities are translated at the rates of exchange on the balance sheet date, and revenues and expenses are translated at average rates of exchange during the period. The resulting translation adjustments are included as part of other comprehensive income.

Mineral Property Acquisition Payments and Exploration Costs

The Company follows accounting standards for mineral rights, which concluded that mineral rights are tangible assets. Accordingly, the Company capitalizes certain costs related to the acquisition of mineral rights. If a commercially mineable ore body is discovered, such costs are amortized when production begins using the unit-of-production method based on proven and probable reserves. If no commercially viable ore body is discovered, or such rights are otherwise determined to have no value, such costs are expensed in the period in which it is determined the property has no future economic value.

Digital Acquisition Payments and Costs

Under US GAAP, digital assets are classified as intangible assets and are typically indefinite-lived and measured at cost less impairment losses. Impairment of Long-Lived Assets

Management of the Company periodically reviews the net carrying value of its mineral properties and interests on a property-by-property basis. These reviews consider the net realizable value of each property to determine whether a permanent impairment in value has occurred and the need for any asset write-down. An impairment loss will be recognized when the estimated future cash flows (undiscounted) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss will be based on the estimated fair value of the asset if the asset is expected to be held and used.

Depreciation

Equipment is recorded at cost. Expenditures for major additions and improvements are capitalized; minor replacements, maintenance and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Amortization is provided over the estimated useful lives of the related assets using the declining-balance method for financial statement purposes.

Amortization of equipment is calculated at 30% on the declining-balance basis. Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce the deferred tax assets, if there is uncertainty regarding their realization.

FASB ASC 740 also addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FASB ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FASB ASC 740 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of FASB ASC 740.

Loss Per Share

The Company computes earnings per share in accordance with ASC 260, Earnings per Share. Under the provision, basic earnings per share are computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period. There were no potentially dilutive common shares outstanding during the period.

Other Comprehensive Income

The Company follows US GAAP, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in financial statements. Comprehensive income consists of net income and other gains and losses affecting stockholders' equity that under generally accepted accounting principles are excluded from net income. For the Company, such items consist primarily of foreign currency translation gains and losses.

Asset Retirement Obligations

The Company has adopted the provisions of US GAAP, "Accounting for Asset Retirement Obligations". The basis of this policy is the recognition of a legal liability for obligations relating to the retirement of property, plant and equipment, and obligations arising from the acquisition, construction, development or normal operations of those assets. Such asset retirement costs must be recognized at fair value when a reasonable estimate of fair value can be estimated in the period in which the liability is incurred. A corresponding increase to the carrying amount of the related asset, where one is identifiable, is recorded and amortized over the life of the asset. Where a related future value is not easily identifiable with a liability, the change in fair value over the course of the year is expensed. The amount of the liability is subject to re- measurement at each reporting period. The estimates are based principally on legal and regulatory requirements.

It is possible that the Company's estimates of its ultimate reclamation and closure liabilities could change as a result of changes in regulations, changes in the extent of environmental remediation required, changes in the means of reclamation, or changes in cost estimates. Changes in estimates are accounted for prospectively commencing in the period the estimate is revised. No liability has been recorded as the Company is in the exploration stage on its properties and, accordingly, no environmental disturbances have occurred.

Fair Value of Financial Instruments

Financial assets and liabilities recorded on the accompanying balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1 - Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the company has the ability to access at the measurement date (examples include active exchange-traded equity securities, listed derivatives and most United States Government and agency securities).

Level 2 - Financial assets and liabilities whose values are based on quoted prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets. Level 2 inputs include the following:

•Quoted prices for identical or similar assets or liabilities in non-active markets (examples include corporate and municipal bonds which trade infrequently);

•Inputs other than quoted prices that are observable for substantially the full term of the asset or liability (examples include interest rate and currency swaps); and

•Inputs that are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability (examples include certain securities and derivatives).

Level 3 - Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

An asset or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Availability of observable inputs can vary and is affected by a variety of factors. The Company uses judgment in determining fair value of assets and liabilities and Level 3 assets and liabilities involve greater judgment than Level 1 and Level 2 assets or liabilities.

Stock Based Compensation

The Company accounts for share-based compensation in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC 718). Under the provisions of ASC 718, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).

Recent Accounting Pronouncements

In February 2013, the FASB issued Accounting Standards Update (“ASU”) 2013-02, “Comprehensive Income (Topic 220) Reporting Amounts Reclassified out Of Accumulated Other Comprehensive Income.” ASU 2013-02 requires entities to report either on their income statement or disclose in footnotes to the financial statements the effects on net income from significant items that are classified out of the accumulated other comprehensive income for all reporting periods (annual and interim) covered by the financial statements. The standard also requires cross-reference to other disclosures currently required under GAAP for other reclassification items that are not required to be reclassified directly to net income. This standard is effective for us for fiscal periods beginning after December 15, 2012 and we expect the adoption of ASU 2013-02 to have no material impact on our financial position and results of operations.

In January 2013, the FASB issued ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The FASB issued ASU 2013-01 in response to concerns raised by constituents regarding the potential broad scope of disclosure requirements upon adoption of ASU 2011-11. It limits the scope of the new balance sheet offsetting disclosures to derivatives, repurchase agreements and securities lending transactions to the extent that they are (1) offsetting in the financial statements or (2) subject to an enforceable master netting arrangement or similar agreement. ASU 2013-01 will be effective for us on January 1, 2013. We expect the adoption of this standard to have no material effect on our financial position and results of operations.

NOTE 4 - FINANCIAL INSTRUMENTS

Fair Value

The carrying values of cash and cash equivalents, and accounts payable and accrued liabilities approximate their fair values because of the short- term maturity of these financial instruments. The fair values of due to related parties cannot be reasonably estimated, as no liquid and active market exists for such instruments.

Interest Rate Risk

The Company is not exposed to interest rate risk as the Company has no interest-bearing financial instruments.

Credit Risk

The Company is exposed to credit risk with respect to its cash and cash equivalents; however, this risk is minimized as cash is placed with major financial institutions.

Currency Risk

The Company is exposed to foreign currency fluctuations to the extent expenditures incurred by the Company are not denominated in the functional currency.

NOTE 5 - MINERAL INTERESTS

Mineral interests consisted of the following:

	December 31, 2025	December 31, 2024
Inventory	$0	$0

During Q1 of 2023 the company made a strategic decision to not renew its only mining claim - Manitou claim number 530691 (63.36 hectares), resulting in the write down of the company’s primary mining asset interest in the amount of 35,397.

NOTE 6 - EQUIPMENT

	December 31, 2025	December 31, 2024
Cost	$5,606	$5,606
Accumulated depreciation	$(5,606)	$(5,606)
Net	$-	$-

Depreciation expense for the quarter ended Dec. 31, 2025 was $0.00.

NOTE 7 - DIGITAL ASSETS

Digital Assets consist of the following:

	December 31, 2025	December 31, 2024
Digital Assets	$174,125	$0

On May 17, 2023 the company issued 25,000,000 (issued) to 15019699 Canada Inc. in consideration for all assets of Save 72 Inc including all trademarks, technological and intellectual property related to the “nearme.cool” website and platform. The deemed acquisition value was $150,000 based on the market value of the shares on the date of the transaction (May 17). The company believes the digital assets could potentially become commercially viable in the future.

During Q4 of 2023 the company incurred $20,500 of capital eligible software development costs. During Q1 of 2024 the company incurred $3,625 of capital eligible software development costs.

During Q1 of 2025, the company made arrangements for the receipt of 25,000,000 shares of Newport Gold as compensation from 15019699 Canada Inc. in consideration for all assets of Save 72 Inc. including all trademarks, technological and intellectual property related to the “nearme.cool” website and platform. As of Q1 2025 end, the shares are being processed for return to treasury and the transaction is expected to completed by the end of fiscal 2025.

During Q1 of 2025, the company made arrangements for the receipt of 25,000,000 shares of Newport Gold as compensation from 15019699 Canada Inc. in consideration for all assets of Save 72 Inc. including all trademarks, technological and intellectual property related to the “nearme.cool” website and platform. In conjunction with the sale of the digital assets in 2025, in Q1 2026 the digital asset was written down to $0 and applied to “other comprehensive income/(loss).  The 25,000,000 shares are expected to be returned to treasury and cancelled in Q2 2026.

NOTE 8 - RELATED PARTY TRANSACTIONS

Loan Payable-Shareholders

As at Dec. 31, 2025 the Company owes $618,367 to a shareholder. The loan has no definite terms of repayment, is unsecured and bears no interest.

Accrued Officer Salaries

As at Dec. 31, 2025, $31,963 was due to Derek Bartlett, former C.E.O and $289,736 was due to Anthony McCabe, C.E.O.

NOTE 9 - COMMON STOCK AND WARRANTS

On December 28, 2012, Alex Johnston, a principal stockholder, agreed to convert the $370,927 accrued officer salaries debt which had been assigned to him by Derek Bartlett into 18,546,350 shares of common stock of the Company, and the Company has agreed to issue the shares to Alex Johnston in full and complete payment and settlement of the debt.

On August 10, 2012 the Company sold 1,940,000 units at a price of $0.05 per unit for gross proceeds of $97,848. Each unit consists of one share of common stock, par value 0.001 per share and one common stock purchase warrant with an exercise price of $0.05 that expired August 10,2014 During Q 4 2013, 350,000 shares were issued for a debt settlement.

On January 5 2016, Derek Bartlett converted $60,000.00 of debt into 6 million shares of the company and the company has agreed to issue the shares, in full and complete settlement of the $60,000.00 of that debt.

On June 25 2017 Derek Bartlett who is owed U.S. $ 505,722.00 from the company agreed to assign the latter amount to Alex Johnston who also agreed to convert that amount into Newport Gold stock @ 3 cents per share resulting in an issuance of 16,857,400 shares of Newport Gold.

On August 5 2017 the company’s directors signed a resolution amending the company’s Articles of Incorporation and increased its authorized capital to 250 million shares. On July 24 2017 Alex Johnston assigned 105.000.00 $ of his debt to 2 entities who converted that debt into 3.5 million shares of the company which are subject to a one year hold.

On August 15 2017 Eco- Orex agreed to extend the term of license from 10 to 20 years and to extend the company’s performance dates to September 2018 to coincide with the closing date as defined in the stock purchase and sale agreement dated October 2016.On August 28 2017 the company delivered 25 million Reg S company shares to Eco- Orex / 2207449 ONTARIO INC. as part of the agreement, the latter becomes an affiliate of the company and the shares are subject to a one year hold.

On June 30, 2018 Anthony McCabe assigned $230,000; Derek Bartlett assigned $123,570 and Tony James assigned $36.000 of debt in fees to Alex Johnston who converted the total into Newport Gold shares at 3 cents per share. Alex Johnston in addition converted his debt from fees of $36,000 into Newport Gold shares also at 3 cents per share. The total amount of shares from the conversion of $425,570 resulted in the issuance of 14,186,666 shares to Alex Johnston. These shares are restricted under the Securities Act of 1933 and are being issued pursuant to the exemption from registration set out in Regulation S.

The Company has recently determined that certain shares were previously issued in excess of the then total number of authorized shares. During 2022 the company obtained greater than 50% of outstanding shareholder votes authorizing the increase of authorized shares from 100,000,000 to 400,000,000.

On Nov. 23, 2022 Anthony McCabe assigned $290,922 of debt to Derek Bartlett who converted the total into Newport Gold shares at 0.004 cents per share. Derek Bartlett in addition converted his debt from fees of $245,353 into Newport Gold shares also at 0.004 cents per share. The total amount of shares from the conversion of $536,275 resulted in the issuance of 134,068,750 shares to Derek Bartlett. These shares are restricted under the Securities Act of 1933 and are being issued pursuant to the exemption from registration set out in Regulation S. The resulting transaction resulted in Derek Bartlett becoming a majority shareholder controlling 52.1% of the outstanding float.

On May. 17, 2023 Derek Bartlett resigned and returned 25,000,000 shares to treasury.

On May 17, 2023 the company issued 25,000,000 to 15019699 Canada Inc. in consideration for all assets of Save 72 Inc including all trademarks, technological and intellectual property related to the “nearme.cool” website and platform.

On April 30, 2024 the company issued 5,000,000 to Adam Broadway in consideration for consulting services There are no outstanding warrants as at Dec. 31, 2025.

NOTE 10 - INCOME TAXES

The Company has non-capital losses for Canadian income tax purposes of $809,610 ($851,062 Canadian) available that expire as follows:

2026	225,810
2027	131,375
2028	166,661
2029	137,972
TOTAL	809,610

NOTE 11 - SUBSEQUENT EVENTS

On or about December 29, 2025, the Company entered into a non-binding letter of intent to acquire the operation subsidiaries of a company referred to in the collective as "NFI Empire".

NEWPORT GOLD, INC.

Consolidated Balance Sheet

March 31, 2026

31-Mar 2026		31-Dec 2025
Assets				
Current				
Cash & Cash Equivalents	$	(14,835)	$	-
Accounts Receivable		457		-
Inventory (Note 5)		5,141,197		-
Prepaid Expenses & Insurance		38,090		1,185
Total Current Assets	$	5,164,909	$	1,185
Long-term				
Fixed Assets (net) (Note 6)		46,458		-
Buildings (Note 6)		429,600		-
Accumulated Depreciation		(105,610)		-
Goodwill (Note 4)		637,236		-
Intangible Digital Asset (Note 7)		0		174,125
		1,007,684		174,125
Total assets	$	6,172,593	$	175,310
Liabilities				
Current				
Accounts payable and accrued liabilities (Note 8)		1,825,842		918,368
Accrued Officer Salaries (Note 8)		-		321,697
Consignment Payable (Note 8)		4,444,579		-
Other Current Liabilities		723,709		-
Total Current Liabilities		6,994,130		1,240,065
Long-term				
Commercial Loan (Note 8)		40,985		-
LT Building Loan (Note 8)		371,359		-
		412,344		174,125
Total Liabilities	$	7,406,474	$	1,414,190
Stockholders' Equity (Deficit)				
Capital Stock				
Common Stock - Authorized 400,000,000 shares with a par value of $0.001 per share. Issued and outstanding 262,271,886 (2025 - 262,271,886) (Note 9)		262,273		262,273
Preferred "Series A" Issued and ousstanding 1,000,000 (Note 10)		1,000		-
Preferred "Series B" Authorized 25,000,000. Issued and outstadning 7,500,000 (Note 11)		7,500		-
Additional paid-in capital		5,576,988		5,585,489
Accumulated Other Comprehensive Income (Loss)		(25,253)		148,872
Accumulated Deficit		(7,056,388)		(7,061,389)
Total Stockholders' Deficit	$	(1,233,880)	$	(1,064,755)
Total Liabilities and Stockholders' Deficit	$	6,172,593	$	175,310

The accompanying notes are an integral part of these consolidated financial statements

NEWPORT GOLD, INC.

Consolidated Statements of Operations and Comprehensive

Loss (In U.S. Dollars) 3 Months Ended March. 31, 2026

NEWPORT GOLD, INC.

Consolidated Statements of Stockholders’ Equity (Deficit)

From December 31, 2024 to March 31, 2026

(In U.S. Dollars)

NEWPORT GOLD, INC.

Consolidated Statements of Cash Flows

NEWPORT GOLD, INC.

Notes to Consolidated Financial Statements

March 31, 2026

NOTE 1 - OPERATIONS AND BASIS OF PRESENTATION

Organization

Newport Gold, Inc., is a Nevada corporation, originally incorporated under the laws of the State of Nevada on July 16, 2003, the Company began as a pre exploration stage mining company with claims located in the Burnt Basin area situated approximately 25 kilometers northeast of Grand Forks, British Columbia, Canada which is located on the eastern flank of the Christina Range in the Monashee Mountains.

The Company initially registered with the SEC on Form SB-1 filing on or about May 17, 2004. Thereafter, the Company terminated its registration on or about November 14, 2008 through the filing of a Form 15-12(g). Then on or about March 1, 2011 the Company filed a Form 10-12(g) for the registration of its common shares, continuing as a 1934 Act filer until on or about July 16, 2014 when the Company again filed a Form 15-12(g).

From this point forward the Company continued to explore pre-production mining opportunities in British Columbia and made periodic filings with the OTC Markets Group, Inc. (the “OTC Markets”) under their Alternative Reporting Standard which have generally mirrored the Rule 15c-211 quotation requirements for over-the-counter securities by for SEC registered broker-dealers.

The OTC Markets through various iterations has operated an OTC Pink Market now branded as the OTCID Market for unaudited Companies which nonetheless have an effective 15c-211 in place and publish their financial statements, the same as audited 1934 Act filers would, albeit unaudited, but required within forty-five (45) days of the end of the prior fiscal period.

After the death of Derek Bartlett on or about December 3, 2024, the Company’s founder and prior control person, the Company sought to pivot into a new line of business, ultimately selecting to transfer the shares held by the Estate of Derek to the control person(s) behind the “NFI Empire” group of companies: ROI Dealership Consulting, LLC, NFI Auctions, LLC and NFI Holdings, LLC each Pennsylvania limited liability companies owned by Justin Fried, Chris Nichols and Brad Belcher with a Letter of Intent signed to such effect on December 31, 2025.

The Company was revived and a certificate of reinstatement was issued by the State of Nevada on February 10, 2026.

Thereafter on March 17, 2026, a Certificate of Designation was filed for the creation of Preferred Series A and B Stock. The 1,000,000 Preferred Series A Stock authorized held no security or conversion rights but votes at a preference equivalent to 67% of the then outstanding common stock. The 25,000,000 Preferred Series B Stock authorized holds conversion rights equal to 10 shares of common stock.

A Share Exchange Agreement and Stock Purchase Agreement were executed on March 25, 2026 to effectuate this transaction, the result of which was that NFI Empire became wholly owned subsidiaries of the Company, the Bartlett Estate ceded a portion of its common stock position and Messers Nichols, Fried and Belcher became the majority controlling shareholder of the Company.

The Company has never applied for a symbol or name change.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) as applicable to an exploration stage enterprise under FASB-ASC 915-205 and are expressed in US dollars.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, 2038052 Ontario Inc. and NWPG Mining Corp. All intercompany balances and transactions have been eliminated on consolidation.

Use of Estimates

The preparation of financial statements in conformity with US GAAP require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the recoverability of resource properties, accrued liabilities, rate of amortization and the valuation allowance for deferred income tax assets. Management believes the estimates are reasonable; however, actual results could differ from those estimates and could impact future results of operations and cash flows.

Cash and cash equivalents

The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents. As of March 31, 2025 and March 31, 2026, cash and cash equivalents consisted of cash held at financial institutions and highly liquid investments with original maturities of less than three months.

Foreign Currency Translation

The Company’s operations and activities are conducted principally in Canada; hence the Canadian dollar is the functional currency. Non- monetary assets and liabilities are translated at historical rates; monetary assets and liabilities are translated at exchange rates in effect at the end of the year; and expenses are translated at average rates for the year. Gains and losses from translation of foreign currency into the functional currency are included in current results of operations. The Company’s reporting currency is the United States dollar. The Company translates financial statements into the reporting currency as follows: assets and liabilities are translated at the rates of exchange on the balance sheet date, and revenues and expenses are translated at average rates of exchange during the period. The resulting translation adjustments are included as part of other comprehensive income.

Impairment of Long-Lived Assets

Management of the Company periodically reviews the net carrying value of its capital assets. These reviews consider the net realizable value of each asset to determine whether a permanent impairment in value has occurred and the need for any asset write-down. An impairment loss will be recognized when the estimated future cash flows (undiscounted) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss will be based on the estimated fair value of the asset if the asset is expected to be held and used.

Depreciation

Assets are recorded at cost. Expenditures for major additions and improvements are capitalized; minor replacements, maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce the deferred tax assets, if there is uncertainty regarding their realization.

FASB ASC 740 also addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FASB ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FASB ASC 740 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of FASB ASC 740.

Loss Per Share

The Company computes earnings per share in accordance with ASC 260, Earnings per Share. Under the provision, basic earnings per share are computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period. There were no potentially dilutive common shares outstanding during the period.

Other Comprehensive Income

The Company follows US GAAP, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in financial statements. Comprehensive income consists of net income and other gains and losses affecting stockholders’ equity that under generally accepted accounting principles are excluded from net income. For the Company, such items consist primarily of foreign currency translation gains and losses.

Asset Retirement Obligations

The Company has adopted the provisions of US GAAP, “Accounting for Asset Retirement Obligations”. The basis of this policy is the recognition of a legal liability for obligations relating to the retirement of property, plant and equipment, and obligations arising from the acquisition, construction, development or normal operations of those assets. Such asset retirement costs must be recognized at fair value when a reasonable estimate of fair value can be estimated in the period in which the liability is incurred. A corresponding increase to the carrying amount of the related asset, where one is identifiable, is recorded and amortized over the life of the asset. Where a related future value is not easily identifiable with a liability, the change in fair value over the course of the year is expensed. The amount of the liability is subject to re- measurement at each reporting period. The estimates are based principally on legal and regulatory requirements.

It is possible that the Company’s estimates of its ultimate reclamation and closure liabilities could change as a result of changes in regulations, changes in the extent of environmental remediation required, changes in the means of reclamation, or changes in cost estimates. Changes in estimates are accounted for prospectively commencing in the period the estimate is revised. No liability has been recorded as the Company is in the exploration stage on its properties and, accordingly, no environmental disturbances have occurred.

Fair Value of Financial Instruments

Financial assets and liabilities recorded on the accompanying balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1 - Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the company has the ability to access at the measurement date (examples include active exchange-traded equity securities, listed derivatives and most United States Government and agency securities).

Level 2 - Financial assets and liabilities whose values are based on quoted prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets. Level 2 inputs include the following:

•Quoted prices for identical or similar assets or liabilities in non-active markets (examples include corporate and municipal bonds which trade infrequently);

•Inputs other than quoted prices that are observable for substantially the full term of the asset or liability (examples include interest rate and currency swaps); and

•Inputs that are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability (examples include certain securities and derivatives).

Level 3 - Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

An asset or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Availability of observable inputs can vary and is affected by a variety of factors. The Company uses judgment in determining fair value of assets and liabilities and Level 3 assets and liabilities involve greater judgment than Level 1 and Level 2 assets or liabilities.

Stock Based Compensation

The Company accounts for share-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation (ASC 718). Under the provisions of ASC 718, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).

NOTE 3 - FINANCIAL INSTRUMENTS

Fair Value

The carrying values of cash and cash equivalents, and accounts payable and accrued liabilities approximate their fair values because of the short- term maturity of these financial instruments. The fair values of due to related parties cannot be reasonably estimated, as no liquid and active market exists for such instruments.

Interest Rate Risk

The Company is not exposed to interest rate risk as the Company has no interest-bearing financial instruments.

Credit Risk

The Company is exposed to credit risk with respect to its cash and cash equivalents; however, this risk is minimized as cash is placed with major financial institutions.

Currency Risk

The Company is exposed to foreign currency fluctuations to the extent expenditures incurred by the Company are not denominated in the functional currency.

NOTE 4 - BUSINESS COMBINATION

Background and Nature of the Transaction

On March 26, 2026, the Company entered into a Share Exchange Agreement (the “Agreement”) pursuant to which it acquired 100% of the membership interests of the following entities, each of which became a wholly owned subsidiary of the Company:

•ROI Dealership Consulting, LLC (doing business as “NFI Empire”), a Pennsylvania limited liability company;

•NFI Holdings, LLC, a Pennsylvania limited liability company; and

•NFI Auctions, LLC, a Pennsylvania limited liability company

The acquisition has been accounted for as a business combination in accordance with ASC 805 - Business Combinations (or IFRS 3 - Business Combinations, as applicable). Under the Agreement, the Company exchanged shares of common stock owned by majority shareholder for 100% of the membership interests of the NFI Empire companies. As a result of the transaction, the NFI Entities are wholly owned subsidiaries of the Company.

Consideration Transferred

The total consideration transferred in connection with the acquisition consisted of the following:

Component	$
Shares issued	76,068,750
Share Price at Acquisition Date	$0.004
Total consideration transferred	$304,275.00

The fair value per share at the acquisition date was determined using the closing market price on March 26, 2026.

Purchase Price Allocation

The Company has allocated the total consideration transferred to the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date. The following table summarizes the preliminary / final purchase price allocation:

Fair Value at March 26, 2026
Assets Acquired
Cash and cash equivalents	-$14,835.00
Accounts receivable	$456.65
Inventory	$5,141,196.66
Prepaid expenses and other current assets	$35,452.50
Fixed Assets	$370,448.44
Total assets acquired	$5,532,719.24

Liabilities Assumed
Current Liabilities	($5,739,062.16)
Commercial Loan	($40,894.97)
Building Loan	($371,358.90)
Total liabilities assumed	($6,151,406.03)

Net identifiable assets acquired	$618,686.93
Acquiree Q1 Net Income (Add)	$278,236.31
Pre-Merger Net Income (Subtract)	$259,687.81
Goodwill	$637,235.58
Total consideration transferred	$304,275.00

Goodwill

Goodwill of $637,235.58 was recognized as a result of the acquisition and represents the excess of the total consideration transferred over the fair value of the net identifiable assets acquired. The goodwill is attributable to:

•The assembled workforce and operational expertise of the NFI Entities

•Expected synergies from combining the dealership consulting, holdings, and auction operations with the Company’s existing business

•Future growth opportunities in the automotive dealership consulting and auction markets not separately identifiable at the acquisition date

Revenue and Earnings Since Acquisition

In accordance with ASC 805 / IFRS 3, the Company is required to disclose the revenue and profit or loss of the acquired entities since the acquisition date that are included in the consolidated statements of operations:

Period from March 26, 2026 to March 31, 2026
Revenue contributed	$189,673.50
Net income (loss) contributed	$18,549.09

Pro forma information

Had the acquisition occurred on January 1, 2026, the Company’s consolidated revenue and operating income for the quarter ended would have been approximately $2,853,217.99 and $264,689.18 respectively. This pro forma information as follows is for illustrative purposes only:

TOTAL REVENUE	2,853,217.99

TOTAL COST OF GOODS SOLD	1,997,933.60

GROSS PROFIT	855,284.39

OPERATING EXPENSES
SG&A – NFI Empire	574,699.06
Interest Expense	2,410.70
Depreciation	5,370.00
TOTAL OPERATING EXPENSES	590,595.21

OPERATING INCOME	264,689.18

NOTE 5 - INVENTORY

Inventories are measured at the lower of cost and net realizable value.

Inventory consists of the following:

	March 31, 2026	March 31, 2025
Inventory	$5,141,197	$0

On March 26 of 2026, the Company acquired NFI Empire which includes NFI Auctions, LLC, NFI Holdings, LLC and ROI Dealership Consulting, LLC. As part of the purchase price allocation, inventory was recognized at its fair value of $5,141,197 at the acquisition date. Refer to Note 4, Business Combination for further details.

NOTE 6 - BUILDING AND FIXED ASSETS

	March 31, 2026	March 31, 2025
Building	$429,600	$0
Fixed Assets	$46,458
Accumulated depreciation	$(105,610)	$0
Net	$370,448	$-

Pro-rated Depreciation expense for the quarter ended March. 31, 2026 was $385.00 (March 26-March 31).

On March 26 of 2026, the Company acquired NFI Empire which includes NFI Auctions, LLC, NFI Holdings, LLC and ROI Dealership Consulting, LLC. As part of the purchase price allocation, building and fixed assets were recognized at its fair value of $370,448 at the acquisition date. Refer to Note 4, Business Combination for further details.

NOTE 7 - DIGITAL ASSETS

Digital Assets consist of the following:

	March 31, 2026	March 31, 2025
Digital Assets	$0	$174,125

On May 17, 2023 the company issued 25,000,000 (issued) to 15019699 Canada Inc. in consideration for all assets of Save 72 Inc including all trademarks, technological and intellectual property related to the “nearme.cool” website and platform.  The deemed acquisition value was $150,000 based on the market value of the shares on the date of the transaction (May 17).  The company believes the digital assets could potentially become commercially viable in the future.

During Q4 of 2023 the company incurred $20,500 of capital eligible software development costs.

During Q1 of 2024 the company incurred $3,625 of capital eligible software development costs.

During Q1 of 2025, the company made arrangements for the receipt of 25,000,000 shares of Newport Gold as compensation from 15019699 Canada Inc. in consideration for all assets of Save 72 Inc. including all trademarks, technological and intellectual property related to the “nearme.cool” website and platform. In conjunction with the sale of the digital assets in 2025, in Q1 2026 the digital asset was written down to $0 and applied to “other comprehensive income/(loss).  The 25,000,000 shares are expected to be returned to treasury and cancelled in Q2 2026.

NOTE 8 - CURRENT AND LONG-TERM LIABILITIES

Loan Payable-Shareholders

As at March. 31, 2026 the Company owes $618,367 to a shareholder. The loan has no terms of repayment, is unsecured and bears no interest.

Loan Payable-Terra Capital

On February 10, 2026 the Company obtained a loan the sum of Fifteen Thousand Dollars and Zero Cents ($15,000.00 USD) from Terra Capital Partners L.L.C.  The loan contains a fixed twenty-five percent (25%) discount in any conversion into common stock of the then available market price for the common shares of Newport Gold.

Accrued Officer Salaries

As at Mach 31, 2026, $31,963 was due to Derek Bartlett, former C.E.O and $289,736 was due to Anthony McCabe. However, McCabe agreed to settle this balance due for 2,000,000 common shares on or about April 2, 2026.

Consignment Payable

NFI Empire sells both company-purchased cars as well as consigned vehicles from third parties.  The consigned vehicle values are shown as consigned payables for when the vehicles are ultimately sold.  The balance as of March 31, 2026 is $4,444,579.00.

Building Loan

NFI Empire purchased a 5,200 square foot building at 10120 West Main Street in March 2021.  The Company borrowed $429,000 in order to purchase the building.  There is a 10 year note with a ballon payment due on April 1, 2031 for $264,308.69.  The note caries a 7.225% interest rate and payment of $2,705.15 per month.   The current amount due as of March 31, 2026 is $353,232.35.

NOTE 9 - COMMON STOCK

On December 28, 2012, Alex Johnston, a principal stockholder, agreed to convert the $370,927 accrued officer salaries debt which had been assigned to him by Derek Bartlett into 18,546,350 shares of common stock of the Company, and the Company has agreed to issue the shares to Alex Johnston in full and complete payment and settlement of the debt.

On August 10, 2012 the Company sold 1,940,000 units at a price of $0.05 per unit for gross proceeds of $97,848. Each unit consists of one share of common stock, par value 0.001 per share and one common stock purchase warrant with an exercise price of $0.05 that expired August 10,2014 During Q 4 2013, 350,000 shares were issued for a debt settlement

On January 5 2016, Derek Bartlett converted $60,000.00 of debt into 6 million shares of the company and the company has agreed to issue the shares, in full and complete settlement of the $60,000.00 of that debt.

On June 25 2017 Derek Bartlett who is owed U.S. $ 505,722.00 from the company agreed to assign the latter amount to Alex Johnston who also agreed to convert that amount into Newport Gold stock @ 3 cents per share resulting in an issuance of 16,857,400 shares of Newport Gold

On August 5 2017 the company’s directors signed a resolution amending the company’s Articles of Incorporation and increased its authorized capital to 250 million shares. On July 24 2017 Alex Johnston assigned 105.000.00 $ of his debt to 2 entities who converted that debt into 3.5 million shares of the company which are subject to a one year hold.

On August 15 2017 Eco- Orex agreed to extend the term of license from 10 to 20 years and to extend the company’s performance dates to September 2018 to coincide with the closing date as defined in the stock purchase and sale agreement dated October 2016.On August 28 2017 the company delivered 25 million Reg S company shares to Eco- Orex / 2207449 ONTARIO INC. as part of the agreement, the latter becomes an affiliate of the company and the shares are subject to a one year hold.

On June 30, 2018 Anthony McCabe assigned $230,000; Derek Bartlett assigned $123,570 and Tony James assigned $36.000 of debt in fees to Alex Johnston who converted the total into Newport Gold shares at 3 cents per share. Alex Johnston in addition converted his debt from fees of $36,000 into Newport Gold shares also at 3 cents per share. The total amount of shares from the conversion of $425,570 resulted in the issuance of 14,186,666 shares to Alex Johnston. These shares are restricted under the Securities Act of 1933 and are being issued pursuant to the exemption from registration set out in Regulation S.

The Company has recently determined that certain shares were previously issued in excess of the then total number of authorized shares. During 2022 the company obtained greater than 50% of outstanding shareholder votes authorizing the increase of authorized shares from 100,000,000 to 400,000,000.

On Nov. 23, 2022 Anthony McCabe assigned $290,922 of debt to Derek Bartlett who converted the total into Newport Gold shares at 0.004 cents per share. Derek Bartlett in addition converted his debt from fees of $245,353 into Newport Gold shares also at 0.004 cents per share. The total amount of shares from the conversion of $536,275 resulted in the issuance of 134,068,750 shares to Derek Bartlett. These shares are restricted under the Securities Act of 1933 and are being issued pursuant to the exemption from registration set out in Regulation S. The resulting transaction resulted in Derek Bartlett becoming a majority shareholder controlling 52.1% of the outstanding float.

On May. 17, 2023 Derek Bartlett resigned and returned 25,000,000 shares to treasury.

On May 17, 2023 the company issued 25,000,000 to 15019699 Canada Inc. in consideration for all assets of Save 72 Inc including all trademarks, technological and intellectual property related to the “nearme.cool” website and platform.

On April 30, 2024 the company issued 5,000,000 to Adam Broadway in consideration for consulting services.

On or about December 31, 2025 the Company entered into a Letter of Intent to acquire the NFI Empire LLCs.

On or about January 6, 2026 the Company retained John E. Dolkart, Jr., Esq. and Dolkart Law PC. Mr. Dolkart has agreed to be compensated in restricted common shares.

On or about January 6, 2026 the Company retained Ted D. Campbell, II as a Consultant. Mr. Campbell has agreed to be compensated in restricted common shares.

On or about April 2, 2026 the Company agreed to settle with Anthony McCabe for 2,000,000 shares any outstanding balances with the Company. On that same date, the Company retained Anthony McCabe as a Director for 1,000,000 for the remainder of 2026.

NOTE 10 - PREFERRED “SERIES A” STOCK

On March 26th, 2026 the Company issued 1,000,000 shares of Preferred Stock Series “A” to Justin Fried (333,334), Chris Nichols (333,333), and Brad Belcher (333,333).

NOTE 11 - PREFERRED “SERIES B” STOCK

On March 26th, 2026 the Company issued 7,500,000 shares of Preferred Stock Series “B” to Justin Fried (3,750,000), Chris Nichols (2,625,000), and Brad Belcher (1,125,000).

NOTE 12 - INCOME TAXES

The Company has non-capital losses for Canadian income tax purposes of $661,818 available that expire as follows:

2026	225,810
2027	131,375
2028	166,661
2029	137,972
TOTAL	661,818

NOTE 13 - SUBSEQUENT EVENTS

On or about April 2, 2026 the Company entered into a Settlement Agreement with Anthony McCabe for his accrued salary and any other debts due to him for 2,000,000 restricted common shares.

On or about April 10, 2026, the Company accepted the resignation of John Arnold from any officer positions and as a director of the Company effective immediately.

On or about April 10, 2026, the Company accepted the resignation of Anthony McCabe from all officer positions of the Company effective immediately. Mr. McCabe remains a member of the Company’s board of directors with a Consulting Services Agreement in place paying him 1,000,000 restricted common shares.

On or about April 10, 2026, the Company appointed Justin R. Fried as Director and President (and Chief Executive Officer).

On or about April 10, the Company appointed Christopher J. Nichols as Secretary and Director (as Executive Charmain of the Board of Directors)

On or about April 10, the Company appointed Collin B. Brown as Treasurer and Director (and Chief Financial Officer).

On or about April 10, the Company appointed Brad L. Belcher as Director (and Chief Operating Officer).

On April 13, 2026 the Company filed an Amended List of Officer and Directors with the Nevada Secretary of State, Corporation Divisions, to make the above identified changes.

PART III-EXHIBITS

Index to Exhibits

Number	Exhibit Description

2a	Amended Articles of Incorporation and Amendments Thereto*
2b	Bylaws*
3.1	Specimen Stock Certificate*
4.1	Subscription Agreement*
6.1	Share Exchange Agreement between NFI Empire and Newport Gold dated March 25, 2026*
12.1	Opinion of John E. Dolkart, Jr., Esq.*

*Previously filed with Form 1-A on June 22, 2026.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in North East, Pennsylvania on July 8, 2026.

(Exact name of issuer as specified in its charter):	Newport Gold, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES OF OFFICERS AND DIRECTORS

By:	/s/ Chris J. Nichols	Dated:	July 8, 2026
Name:	Chris J. Nichols
Title:	Executive Chairman of the Board of Directors, Secretary

By:	/s/ Justin R. Fried	Dated:	July 8, 2026
Name:	Justin R. Fried
Title:	Director and Chief Executive Officer

By:	/s/ Collin B. Brown	Dated:	July 8, 2026
Name:	Collin B. Brown
Title:	Director and Chief Financial Officer

By:	/s/ Brad L. Belcher	Dated:	July 8, 2026
Name:	Brad L. Belcher
Title:	Director and Chief Operating Officer

By:	/s/ Anthony M. McCabe	Dated:	July 8, 2026
Name:	Anthony M. McCabe
Title:	Director and Chief Operating Officer